As filed with the Securities and Exchange Commission on August _____, 1997
                             Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington DC 20549

                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              -------------------

                            WORLDWIDE WIRELESS, INC.
       (Exact name of Small Business Issuer as specified in its Charter)

   Delaware               4841                              13-3831117
   (State of              (Primary standard industrial      I.R.S. employer
   Incorporation)         classification code)              identification No.

                                 P.O. Box 470
                              Ascutney, VT 05030
                                (802) 674-2206
              (Address and telephone number of Principal Offices)

                          Scott A. Wendel, President
                                 P.O. Box 470
                              Ascutney, VT 05030
                                (802) 674-2206
           (Name, address and telephone number of agent for service)

Copies To:

           Peter S. Erly, Esq.                    Lester Morse, Esq.
           Gravel and Shea                        Lester Morse, P.C.
           76 St. Paul Street, 7th Floor          111 Great Neck Road
           P.O. Box 369                           Great Neck, NY  11021
           Burlington, VT  05402-0369             Telephone:  (516) 487-1446
           Telephone:  (802) 658-0220             Facsimile:  (516) 487-1452
           Facsimile:  (802) 658-1456

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 933, check the following box:

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

      If delivery of a Prospectus is expected to be made pursuant to Rule 434, please check the following box.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                              Proposed
Title of each class of                        maximum              Amount to be   Proposed            Amount of
securities to be                              aggregate Offering   registered     maximum             registration
registered                                    price(1)             (2)            offering price(1)   fee(2)
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                  $ 8,750,000          1,250,000      $7.00               $2,651.51
------------------------------------------------------------------------------------------------------------------
Redeemable Common Stock Purchase Warrants     $   125,000          1,250,000      $0.10               $   37.88
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                  $10,500,000(3)       1,250,000      $8.40               $3,181.82
------------------------------------------------------------------------------------------------------------------
Totals                                        $19,375,000          3,750,000                          $5,871.21
------------------------------------------------------------------------------------------------------------------

<F1>  Total estimated solely for the purpose of determining the registration fee.
<F2>  Calculated pursuant to Rule 457(a) based on a bona fide estimate of the maximum offering price.
<F3>  Issuable upon exercise of the Warrants, together with such indeterminate number of securities as may be issuable by reason of the anti-dilution provisions contained therein.

                Cross Reference Sheet Pursuant to Rule 404 (a)
                     Showing the Location In Prospectus of
                  Information Required by Items of Form SB-2

Item in Form SB-2                         Prospectus Caption
-----------------                         ------------------

1.    Front of Registration
      Statement and Outside Front
      Cover Page of Prospectus            Cover Page and Cover Page of Registration Statement

2.    Inside Front and Outside
      Back Cover Pages of
      Prospectus                          Continued Cover Page, Table of Contents

3.    Summary Information and
      Prospectus Summary                  Prospectus Summary, Risk Factors, Financial Information

4.    Use of Proceeds                     Use of Proceeds

5.    Determination of Offering Price     Cover Page, Underwriting, Risk Factors

6.    Dilution                            Dilution

7.    Selling Securityholders             Not Applicable

8.    Plan of Distribution                Cover Page, Underwriting

9.    Legal Proceedings                   Business

10.   Directors, Executive Officers,
      Promoters, and Certain Control
      Persons                             Management

11.   Security Ownership of
      Certain Beneficial Owners
      and Management                      Principal Shareholders and Management

12.   Description of Securities           Description of Securities

13.   Interest of Named Experts
      and Counsel                         Legal Opinions, Experts

14.   Disclosure of Commission
      Position on Securities
      Act Liabilities                     Item 24. Indemnification of Directors and Officers

15.   Organization Within Five Years      Prospectus Summary, Business, Principal Shareholders,
                                          Certain Relationships and Related Transactions, Risk
                                          Factors

16.   Description of Business             Business

17.   Management's Discussion
      and Analysis or Plan of Operation   Management's Discussion and Analysis of Financial
                                          Condition and Results of Operations

18.   Description of Property             Business

19.   Certain Relationships and Related
      Transactions                        Certain Relationships and Related Transactions

20.   Market for Common Equity
      and Related Stockholder
      Matters                             Not Applicable

21.   Executive Compensation              Management

22.   Financial Statements                Financial Statements

23.   Changes in and Disagreements
      with Accountants and Financial
      Disclosure                          Not Applicable

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED _____________

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                           WORLDWIDE WIRELESS, INC.
           1,250,000 Shares of Common Stock and 1,250,000 Redeemable
                        Common Stock Purchase Warrants

      Worldwide Wireless, Inc. (the "Company") hereby offers 1,250,000 units (the "Units") each consisting of one share of Common Stock, $.01 par value ("Common Stock"), and one Redeemable Common Stock Purchase Warrant (the "Warrant"). The Common Stock and the Warrants are being sold only together and will be separately tradeable immediately upon issuance. It is currently estimated that the initial public offering price will be between $6.00 and $7.00 per Unit. Each Warrant entitles the holder to one share of Common Stock at a price of $___ per share during the five year period commencing on the date of this Prospectus. The Warrants are redeemable under certain circumstances. See "DESCRIPTION OF SECURITIES".

      Prior to this offering, there has been no public market for the Common Stock or the Warrants. The offering price of the Common Stock and Warrants have been arbitrarily determined by negotiation between the Company and DuPont Securities, Inc. (the "Underwriter") and are not related to the Company's asset value, net worth, or other established criteria of value. See "RISK FACTORS" and "UNDERWRITING." It is anticipated that following this offering, the shares of Common Stock and the Warrants will be quoted on the Boston Stock Exchange and the NASDAQ Small Cap(TM) Market under the symbols "WWYD" and "WWYDW," respectively.

      THESE ARE SPECULATIVE SECURITIES. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS Prospectus. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================
                                Underwriting
                      Price             Discounts and      Proceeds
                      to Public         Commissions(1)     to Company(2)
------------------------------------------------------------------------
Per Unit              $                 $                  $
------------------------------------------------------------------------
Total(3)              $                 $                  $
========================================================================
--------------------
<F1>  The Company has also agreed to pay the Underwriter a non-accountable expense allowance equal to 3% of the aggregate purchase price of the securities offered hereby and to issue Warrants to the Underwriter for the purchase of up to 125,000 shares of Common Stock at an exercise price equal to $_____ per share (the "Underwriter's Warrants"). For additional information, including information regarding indemnification of the
      Underwriter and other matters, see "UNDERWRITING."
<F2>  Before deducting expenses of the offering payable by the Company, estimated at $_____, including the Underwriter's non-accountable expense allowance.
<F3>  The Company has granted the Underwriter an option, exercisable within forty-five (45) days of the date of this Prospectus, to purchase up to
      187,500 additional shares of Common Stock and up to 187,500 additional
      Warrants on the same terms and conditions as set forth above to cover over-allotments, if any. If the over allotment option is exercised in full, the Price to Public, Underwriting Discounts and Commissions and
      Proceeds to Company will be increased to _____, _____ and _____
      respectively. See "UNDERWRITING" below.

      The Common Stock and Warrants offered hereby by the Company are being offered on a "firm commitment" basis by the Underwriter when, as and if delivered to and accepted by the Underwriter, and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of the certificates representing the shares of Common Stock and the Warrants will be made at the offices of DuPont Securities, Inc., 111 South Street, Suite 19, Oyster Bay, New York, on or about ____________, 1997.

                            DuPont Securities, Inc.
                               111 South Street
                           Suite 19 Townsend Square
                             Oyster Bay, NY 11771

              The date of this Prospectus is ______________, 1997

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS Prospectus IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS Prospectus DOES NOT CONSTITUTE AN OFFER BY WORLDWIDE WIRELESS, INC. TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER. THE DELIVERY OF THIS Prospectus AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION STATED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

UNTIL (25 DAYS AFTER THE DATE OF THIS Prospectus) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A Prospectus. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A Prospectus WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

      Prior to this offering, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company will become subject to the Exchange Act reporting requirements upon effectiveness of the Registration Statement of which this Prospectus is a part. The Company intends to register the securities offered hereby under the Exchange Act simultaneously with the effectiveness of the Registration Statement. In accordance with the Exchange Act, the Company will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and copies of such material can be obtained from the Public Reference Section at prescribed rates.

      The Company will furnish its shareholders with annual reports containing audited financial statements and such interim reports as it deems appropriate. The Company's fiscal year ends on June 30.

                             ---------------------

      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE BOSTON STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. PROSPECTUS SUMMARY

                              PROSPECTUS SUMMARY

      All statements contained herein that are not historical facts, including but not limited to, statements regarding the Company's plans for future development and operation of its business, are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: a lack of sufficient capital to finance the Company's business plan on terms satisfactory to the Company; pricing pressures which could affect demand for the Company's services; changes in labor, equipment and capital costs; unavailability of digital compression technology and equipment at reasonable prices; the Company's inability to incorporate digital compression and other new technology into its subscription television system in a cost efficient manner; the Company's inability to develop and implement new services such as high-speed Internet access and telephony; the Company's inability to obtain the necessary authorizations from the Federal Communications Commission ("FCC") or state regulatory authorities for such new services; competitive factors, such as the introduction of new technologies and competitors into the wireless communications business and a failure by the Company to attract strategic partners; general business and economic conditions. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made.

      The following summary information is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of (i) the Underwriter's over-allotment option; or (ii) the Underwriters' Warrants.

                                  THE COMPANY

      Worldwide Wireless, Inc. (the "Company") is a Delaware corporation organized in 1994 to act as a holding and strategic resource company for wireless cable systems and advanced telecommunications systems. The Company has built and operates a wireless cable system located on Mount Mansfield, Vermont. The Company also seeks to support, finance and acquire new technologies for the wireless telecommunications industry and to secure and assemble rights to frequencies in other markets. It intends to transfer its technology to a digital, multi-platform capability which allows for the provision of other services, including wireless loop telephone service and Internet access capability.

      In March 1995, a wholly owned subsidiary of the Company, N.E.W. Acquisition Co., Inc., merged with a Vermont corporation, New England Wireless, Inc. ("NEW"). NEW was formed in 1991 to engage in wireless calbe television activities. In connection with the merger, all of NEW's shares of outstanding common stock were exchanged for 801,156 shares of the Company's common stock. The merger was treated for accounting purposes as a capital transaction rather than as a business combination. Concurrent with the merger, the Company and creditors of NEW agreed to exchange certain notes in return for shares of the Company's common stock. In addition, the Company issued notes payable to its founder in exchange for debt of NEW owed to him.

      The Company provides wireless cable television services for single family residences, multiple dwelling units and commercial locations. The Company's initial wireless cable television system is located on top of Mount Mansfield, Vermont (the "Mount Mansfield System"). The Mount Mansfield System commenced operations in August 1994. As of May 31, 1997, the Company had approximately 1,200 subscribers in the Mount Mansfield System. There are approximately 121,000 households within the area served by the Mount Mansfield System's initial signal pattern. Of these households, approximately 65,300 54% households are not served by hard-wire cable television. The Company currently offers 23 channels through the Mount Mansfield System, consisting of 19 wireless cable channels and 4 local off-air VHF/UHF broadcast channels. The wireless cable channels include 3 pay/premium cable channels.

      On August 12, 1997, the Company entered into a Beta-Site Agreement with InterDigital Communications Corporation ("IDC") pursuant to which IDC agreed to use the Company's service territory and facilities for IDC's True L(TM) Broadband Code Division Multiple Access(TM) (B-CDMA(TM)) Wireless Local Loop product. See "BUSINESS - Other Technologies - InterDigital Communications Corporation" below.

      The Company intends to utilize certain of the net proceeds from the Offering to expand its subscriber base and to implement digital technology in connection with its operations. An additional portion of the proceeds will be used to repay principal and interest accumulated in connection with prior notes issued by the Company to fund its operations.

      Wireless cable systems use microwave frequencies licensed by the FCC to transmit signals over the air from a transmission tower to a microwave receiver installed at the customer's home or business. Wireless cable systems transmit signals over coverage areas of approximately 20 to 40 miles from their central transmission point, although increases in transmission power and other factors may expand the coverage area of a system to approximately 40 to 50 miles from the central transmission point. Because microwave signals are transmitted over the air, wireless cable technology does not require the large networks of cable and amplifiers utilized by franchise cable operators to deliver services. Thus, wireless cable technology has been developed as a reliable, yet relatively low cost medium to provide service to customers in single family homes, multiple dwelling units and commercial properties. In communities with dense foliage, hilly terrain, tall buildings or other obstructions in the transmission path, transmission may be blocked at certain locations. Wireless cable systems compete directly with hard-wire cable and satellite pay television suppliers. Traditional hard-wire cable systems deliver the television signal to a subscriber's location through a network of coaxial cable and amplifiers and do not require a direct line-of-sight or an antenna at the subscriber location.

      Currently, the number of channels of cable television programming that the Company can provide to subscribers of its wireless cable system in the Mount Mansfield System is limited to 23 channels. The Company plans to employ digital compression technology to expand the number of channels it provides to 56 or more. Hard-wire cable systems do not service substantial portions of the areas served by the initial signal pattern of the Mount Mansfield System. The Company estimates that only approximately 46% of the households within this system area are served by hard-wire cable companies.

      Because wireless cable television programming depends on line-of-site transmission of its signal, certain areas within the initial signal pattern of the Company's system are not able to receive the Company's broadcast signals. The Company estimates that approximately 33% of the potential viewers in its signal areas are not able to receive its signals.

      Within the last few years, providers of satellite television services have emerged. Those systems are capable of delivering over one hundred channels of programming to any household. However, the fees and installation costs associated with such systems considerably exceed those of the Company. In addition, satellite systems are not able to provide local off-air VHF/UHF broadcast channels unlike wireless cable television and hard-wire cable television providers.

      Programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. To the best knowledge of the Company, the fees which it is required to pay for its subscribers are approximately the same as those paid by comparable hard-wire cable system operators.

      Because of continuing technological and regulatory developments within the telecommunications industry, management now believes that the most promising use of the Company's wireless assets may be to provide a variety of digital wireless services, instead of the traditional analog-based technology utilized by the Company to date. Such digital wireless services could include digital video (i.e. subscription television), high-speed Internet access, and telephony services. A successful deployment of such service might include the full bundle of broad band (i.e. video and high speed Internet) and narrow band (i.e. telephony) services. The Company is considering using its wireless spectrum to deliver telephony services. Although the development of such telephony services is in its early stages, management believes its wireless spectrum is capable of delivering wireless local loop (WLL) service in the future through various means and technologies it is currently exploring.

      The Company also intends to develop a role as a socially responsible company. As an initial step in such direction, the Company has agreed to a relationship with Project KidCare, a program sponsored by a joint venture between Polaroid Corporation and the National Center for Missing and Exploited Children. See "BUSINESS."

      The Company's executive offices are located at P.O. Box 470, Ascutney, Vermont 05030 and its telephone number is (802) 674-2206.

                                 THE OFFERING

Securities Offered by the Company      1,250,000 Units consisting of 1,250,000 shares of Common Stock and
                                       1,250,000 Redeemable Common Stock Purchase Warrants.  See "DESCRIPTION
                                       OF SECURITIES."

Common Stock Outstanding
before offering*                       2,858,961 shares

Common Stock Outstanding
after offering                         4,108,961 shares

Use of Proceeds                        The Company will use the proceeds to repay indebtedness, to purchase additional capital equipment for the Mount Mansfield System for implementation of digital compression technology, to acquire equipment necessary to employ IDC's technology in its market area, and for working capital and other general corporate purposes. The Company may use broad discretion in the use of proceeds. Management has the right to re-allocate use of such proceeds. See "USE OF PROCEEDS."

Risk Factors                           The securities offered hereby involve a high degree of risk and immediate substantial dilution to the public investors. See "RISK FACTORS" and
                                       "DILUTION."

Proposed NASDAQ Symbols(4)             Common Stock WWYD, and Warrants WWYDW

--------------------
<F*>  Includes 70,000 shares of common stock to be issued in connection with the conversion of outstanding indebtedness.
<F4>  There is no assurance that a trading market will develop for the
      Company's Common Stock or Warrants or that, if developed, it will be sustained.

                         SUMMARY FINANCIAL INFORMATION

Statement of Operations Data
----------------------------

                               Year
                               Ended            Nine Months Ended March 31,
                               June 30, 1996    1996           1997
                               --------------------------------------------
                                                (Unaudited)    (Unaudited)

Revenue                        $  323,144       $239,021       $  260,336

Service cost                       91,606         67,877           76,623
Programming and license fee       799,285        594,430          631,212
Selling, general and
 administrative expenses          384,140        292,331          449,292

(Loss) from operations           (951,887)      (715,617)        (896,791)
Interest expense                  172,410         98,494          282,515
Miscellaneous expense               6,948          3,766           41,696

Net (loss)                    ($1,131,245)     ($817,877)     ($1,221,002)

Net (loss) per common share   ($      .40)     ($    .29)     ($      .43)

Weighted average number of
 common shares outstanding      2,836,461      2,836,461        2,836,461

                                 RISK FACTORS

      The securities offered hereby involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in, and affecting, the business of the Company and this offering before making an investment decision.

Limited Revenues; Accumulated Deficit
-------------------------------------

      The Company was organized in 1994 and its subsidiary, NEW, commenced operations, on a limited basis, in August 1994. Currently, the Company has developed its facilities, and is seeking to expand its customer base through the application of new technologies. To date, the Company's operations have been limited to the development of its Mount Mansfield System through its subsidiary, NEW. The Company has no wireless cable operations in other markets. During the year ending June 30, 1996, the Company had revenues of $323,144 and a net loss of $1,131,245. For the 6 month period ended June 30, 1995, the Company had revenues of $112,574 and a net loss of $517,943. At March 31, 1997 the Company had an accumulated deficit of $2,647,274 and a stockholders' equity deficit of $2,755,424. As a result of such continuing losses, among other factors, the Company's independent auditors indicate substantial doubt about the Company's ability to continue as a going concern. The Company's losses are attributable to the lack of a sufficient subscriber base on the part of the Company to cover its ongoing programming, licensing and other costs. The Company expects to continue experiencing net losses while it develops and expands its wireless cable systems and implements other technologies. No assurance can be given that the Company will generate substantial revenues or that the Company's business operations will prove to be profitable. The Company's operations are subject to all of the risks inherent in the establishment of a new business, particularly one in the highly competitive pay television industry. The likelihood of the success of the Company must be considered in light of the problems, expense, difficulties, complications, and delays frequently encountered in connection with establishing a new business, including, without limitation, market acceptance of the Company's services, regulatory problems, unanticipated expenses and competition. There can be no assurances that the Company's proposed business venture will be successful. See "BUSINESS."

Defaults Under Agreements
-------------------------

      NEW is currently in default of a number of its agreements because of payment arrearages including its lease of tower space on Mount Mansfield, Vermont where its transmitter is located. In addition, NEW is in default of its obligations under various license agreements pursuant to which it obtains broadcasting rights for frequencies covering its broadcast channels on its Mount Mansfield location. Termination of certain of these agreements could have a material negative impact on the Company and its business activities. The Company intends to cure payment defaults under these agreements with the proceeds of the offering. See "USE OF PROCEEDS."

Unpaid Indebtedness
-------------------

      In connection with prior financings of the Company, a total of $999,500 in indebtedness as of July 31, 1997 is due and payable on demand exclusive of the Company's indebtedness to its principal shareholder, Alan R. Ackerman, and the Company lacks assets to pay such indebtedness. Although the Company intends to pay such indebtedness in full on completion of the offering, attempts to compel repayment prior to that time could negatively impact the Company's business operations. See "USE OF PROCEEDS."

Competition
-----------

      The pay television industry is highly competitive. Wireless cable television systems face or may face competition from several sources, such as traditional hard-wire cable companies, Satellite Receivers, Direct Broadcast Satellites ("DBS") and other alternative methods of distributing and receiving television transmissions. Further, premium movie services offered by cable television systems have encountered significant competition from the home video cassette recorder industry. In areas where several local off-air VHF/UHF broadcast signals can be receiving without the benefit of cable television, cable television systems have also experienced competition from the availability of broadcast signals generally and have found market penetration more difficult.

      Wireless cable programming is transmitted through the air via microwave frequencies that generally require a direct "line-of-sight" from the transmitter facility to the subscriber's receiving antenna. In communities with dense foliage, hilly terrain, tall buildings or other obstructions in the transmission path, transmission is blocked at certain locations. Traditional hard-wire cable systems deliver the signal to a subscriber's location through a network of coaxial cable and amplifiers and do not require a direct line-of-sight for transmission. Therefore, those systems may have a competitive advantage over the Company in those areas where the reception of wireless cable transmissions is difficult or impossible. In addition, in limited circumstances, extreme adverse weather could damage wireless cable transmission and receiving antennas as well as transmission site equipment. Such conditions would not similarly affect hard-wire cable systems.

      Wireless cable programming can only be transmitted on the frequencies made available for wireless cable by the FCC. Currently, the number of channels of cable television programming that can be provided to subscribers of wireless cable systems is limited to 33. The Company plans to utilize the proceeds of the offering to implement digital compression technology to allow it to expand the number of channels it makes available to subscribers to 56, and thereby compete more effectively with hard-wire cable systems. Current hard wire cable companies in the Company's market area offer between 20 and 60 channels to their subscribers compared to the 23 channels the Company currently offers through its Mount Mansfield System. Satellite Receivers and D.S. have the capability of delivering over 100 channels of programming. The Company expects to be capable of delivering over 100 channels of programming through digital technology.

      Unlike hard-wire operations, wireless cable operators like the Company generally have to lease the wireless cable channels on which they transmit their programming from channel license holders. Leases generally require the Company to pay the lessor a fee based on a percentage of subscription revenues, averaging approximately 5%, or, if greater, a minimum monthly fee. Although hard-wire operators do not have to lease channels, they do have to pay franchise fees generally on all gross revenues from cable system operations and leasing fees for cables on telephone poles (as compared to only subscription revenues in the case of wireless cable), typically in the range of 3% to 5%, an expense that is not incurred by wireless operators. Programming is generally available to traditional hard-wire and wireless operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis.

      Certain hard-wire cable operators have announced their intention to develop interactive features for use by their subscribers, such as shopping via video catalogs and playing video games with neighbors. Interactive services are not currently available for wireless cable. The Company believes that the same manufacturers who have developed digital compression converters for both hard-wire and wireless cable will also make new developments in interactivity available to both industry segments. The FCC has designated a return path channel for use in connection with interactive services which may be offered by wireless cable operators. The Company believes that, if it is economically feasible to do so, wireless cable systems can include two-way interactivity. There can be no assurance that interactive services will be made available for wireless cable systems and, therefore, to the extent such services are available on hard-wire cable systems, the Company could be at a competitive disadvantage.

      Legislative, regulatory, and technological developments may result in additional and significant new competition, including competition from local telephone companies. Many actual and potential competitors have greater financial, marketing, and other resources than the Company. No assurance can be given that the Company will compete successfully with hard-wire cable and other pay television systems, or other companies engaged in providing the media services provided by the Company. See "BUSINESS Competition."

Risks Associated with IDC
-------------------------

      Pursuant to its Beta-Site Agreement with the Company, IDC has agreed to make available to the Company its prototype B-CDMA Wireless Local Loop products. Those products are intended to be used by the Company to develop a package of products which includes local telephone service, high speed Internet access, and wireless cable television service. However, the products to be made available by the Company have not been employed in any other markets and it can be expected that the Company will encounter unforeseen technological challenges in doing so. This will be the first beta test in the U.S. using IDC's B-CDMA technology. IDC has made the Company a short term loan of $250,000. The Company has not concluded other agreements necessary to implement these products in its market area, and there can be no assurance that it will succeed in doing so on favorable terms. See "BUSINESS - Other Technologies - InterDigital Communications Corporation" below.

      In addition to risks associated with the Company's use of such technology, various risks are associated with IDC's B-CDMA technology. The actual revenues to be derived from the utilization of that technology in the Company's territory may vary due to a variety of factors unrelated to the Company or its territory including difficulties or delays in design, development, production, testing and deployment of products or underlying communications technologies, failure to attain or maintain customer acceptance of products or underlying technologies, changes in wireless market growth, lack of adequate funding for IDC's product development, and inadequacy, inability or failure of IDC's alliance partners to meet expectations.

Need for Additional Financing For Growth
----------------------------------------

      The growth of the Company's business will require substantial investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and new system development. The Company will also require capital to construct and develop its broadcasting network to accommodate its activities as a beta-site for IDC's digital communications system, if ultimately implemented. The level of capital which will be required for this purpose has not been determined. Although the Company believes that the proceeds from this offering, together with funds expected to be generated from operations, will be sufficient to finance the Company's working capital requirements for at least 12 months following completion of this offering, there can be no assurance that the Company will generate sufficient revenues to fund its operations after that date. The Company believes that the net proceeds from this offering will be sufficient to achieve approximately 8,000 subscribers to the Mount Mansfield System over the next 5 years and to employ digital compression technology for that system. Further significant growth in that system or expansion into new markets will require additional financing, which may not be available on satisfactory terms, if at all. Failure to obtain such additional financing could adversely affect the growth of the Company. The proceeds from this offering will not be sufficient to develop other wireless cable systems. Although the Company believes that operating revenues will enable it to expand the subscriber base for its existing system, there can be no assurance that the Company will generate adequate revenues to fund its growth. The Company does not have a bank line of credit and there can be no assurance that any required or desired financing will be available, through bank borrowings, debt, or equity offerings, or otherwise, on acceptable terms. To the extent that future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of Common Stock. Additional debt could result in a substantial portion of the Company's cash flow from operations being dedicated to the payment of principal and interest on such indebtedness and may render the Company more vulnerable to competitive pressures and economic downturns. The Company's future capital requirements will depend upon a number of factors, many of which are not within the Company's control, including programming costs, capital costs, marketing expenses, staffing levels, subscriber growth and competitive conditions. See "USE OF PROCEEDS," "BUSINESS," and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATIONS."

Inception of Telephone Operations
---------------------------------

      The Company is only in the very preliminary stages of acquiring the licenses and negotiating the contracts necessary to implement local wireless loop telephone service. The Company has not yet obtained the licenses or approvals necessary to commence such activities and there can be no assurance that it will successfully do so. In addition, it is impossible to determine at the current time what level of profits, if any, the Company will derive from the implementation of such service.

Lack of Prior Experience of the Underwriter
-------------------------------------------

      DuPont Securities, Inc., the Underwriter, was formed in November 1996 and commenced operations in April 1997. It has never underwritten a public offering of securities. There can be no assurance that the Underwriter will be able to complete the offering successfully.

Impediments to Proposed Expansion
---------------------------------

      The Company has adopted a business strategy which includes, in part, growth through the development of additional wireless cable systems and the use and acceptance of other wireless technologies and products. This may or may not include technology developed by IDC. The Company's proposed wireless cable expansion will be dependent on, among other things, the degree of competition it encounters in its market area; its successful implementation of digital compression technology in its market area; its ability to incorporate technological changes into its product mix; the availability of suitable management and other personnel; the Company's general ability to manage growth; and the availability of adequate financing. The Company's management will be responsible for the selection of expansion opportunities in its sole discretion and shareholders will not be presented with advance information regarding expansion opportunities or the ability to approve or disapprove expansion opportunities. There can be no assurance that the Company will be successful in its proposed business strategy. See "BUSINESS" and "RISK FACTORS - Need for Additional Financing for Growth."

Termination or Expiration of Channel Leases
-------------------------------------------

      The Company is dependent on lease agreements with third parties for its wireless cable channels in the Mount Mansfield System (the "Lease Agreements"). As indicated above under "RISK FACTORS - Defaults Under Agreements", the Company is in default of several Lease Agreements which may cause their termination. In addition, although the FCC does not have the authority to terminate the lease of the channel licenses, the Company's ability to continue to enjoy the benefits of the Lease Agreements will be dependent upon the channel license holders' continuing compliance with applicable regulations. Under the rules of the FCC, the term of a channel lease cannot exceed the term of the license granted by the FCC to the license holder. FCC licenses for wireless cable channels generally must be renewed every 10 years and there is no automatic renewal of such licenses. The Lease Agreements were commenced in 1991 and 1993 and have terms (with renewal options) of 20 years. The channel licenses leased to the Company pursuant to the Lease Agreements expire beginning in 2001. Channel licenses are subject to non-renewal, revocation or cancellation for violations of the Communications Act of 1934, as amended (the "Communications Act") or the FCC's rules and policies. The termination of, or failure to renew, a channel lease would result in the Company's inability to deliver television programming on any such channel and could have a material adverse effect on the Company.

Dependence on Key Individuals
-----------------------------

      The Company's development and success depends upon the continued contributions of its executive officers, Alan R. Ackerman, Chairman of its Board of Directors and Scott A. Wendel, President and Chief Executive Officer. The Company has no keyman insurance on its officers. The loss of the services of either Mr. Ackerman or Mr. Wendel could have a material, adverse effect on the Company. The Company has not entered into an employment agreement with Mr. Ackerman or Mr. Wendel although it intends to do so upon successful completion of the offering described in this Prospectus. Only Mr. Wendel devotes full business time to the Company. See "MANAGEMENT."

Limited Number of Experienced Management; Board Composition
-----------------------------------------------------------

      Of the executive officers of the Company, only Scott A. Wendel has had extensive experience in the cable television business. In the event that the Company were to lose the services of Mr. Wendel, the Company could experience a material and adverse disruption in its business activities. See "MANAGEMENT." In addition, upon completion of the offering, the Company will have 4 directors, only 1 of whom will be an outside director.

Additional Management
---------------------

      Upon completion of the offering, the Company intends to retain a new Chief Executive Officer and a new Chief Financial Officer. See "MANAGEMENT." Consequently, investors will not have the opportunity to evaluate the experience or qualifications of such persons prior to making an investment decision as to the Units. Furthermore, the Company may experience delays in retaining a qualified individual, and may not succeed in retaining such an individual on favorable terms.

Conflicts of Interest
---------------------

      To the extent that there are insufficient revenues from operations, officers' salaries of up to approximately $200,000 will be paid from the proceeds of this offering within the first 12 months after the closing of the offering, and the principal amount of $1,200,000 will be repaid, from the proceeds of this offering, to the Company's principal stockholder who participated in a prior financing. Conflicts of interest could arise in the negotiation of the terms of any transaction between the Company and its shareholders, officers, directors, or affiliates. The Company has no plans or arrangements, including the hiring of an independent third party, for the resolution of disputes between the Company and such persons, if they arise. The Company and its public shareholders could be adversely affected should such individuals choose to place their own interests before those of the Company. No assurance can be given that conflicts of interest will not cause the Company to lose potential opportunities, profits, or management attention. The Company could acquire wireless cable systems or assets from management, principal shareholders or their affiliates or from entities in which management, principal shareholders or their affiliates may hold an interest. Such persons or entities could derive monetary or other benefits from such transactions. Such benefits could include, without limitation, the assumption of, or release from, liabilities incurred by such persons or result in increased control of the Company by such persons.

Physical Limitations of Wireless Cable Transmission
---------------------------------------------------

      Wireless cable programming is transmitted through the air via microwave frequencies from a transmission facility to a small, Company-owned receiving antenna at each subscriber's location and requires "line-of-sight" transmission. Therefore, in communities with tall trees, hilly terrain, tall buildings, or other obstructions in the transmission path, transmission can be difficult or impossible to receive at certain locations without the use of signal repeaters known as "beambenders". Traditional hard-wire cable systems do not have a line-of-sight concern with transmission and, therefore, may have a competitive advantage over the Company in those areas equipped with hard-wire cable systems where the reception of wireless cable transmission is difficult or impractical. See "BUSINESS."

Government Regulation
---------------------

      The business of the Company is subject to regulation by the FCC and other regulatory agencies. The right to transmit on wireless cable channels is regulated by the FCC and the retransmission of local off-air VHF/UHF broadcasts is regulated by the United States Copyright Office (the "U.S. Copyright Office") pursuant to the Copyright Act of 1976, as amended (the "Copyright Act").

      Pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"), the FCC adopted rate regulations exclusively for traditional hard-wire cable systems which provide for, among other things, reductions in the basic service and equipment rates charged by most hard-wire cable operators and FCC oversight of rates for all other services and equipment. The Cable Act also provides for rate deregulation of a traditional hard-wire cable operator in a particular market once there is "effective competition" in that market. Effective competition exists, among other circumstances, when another multi-channel video provider exceeds a 15% penetration in that market. FCC regulations continue to apply to traditional hard-wire cable operators as to price and service absent effective competition. While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have an adverse effect on the industry as a whole and on the Company in particular.

      Secondary transmission of a broadcast signal is permissible only if approved by the copyright holder or if subject to compulsory licensing under the Copyright Act. The U.S. Copyright office has taken the position that, effective January 1, 1995, wireless cable operators, unlike traditional hard-wire cable operators, will not be "cable systems" entitled to a compulsory license under the Copyright Act. Pursuant to the Cable Act, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The Company has obtained such consent for the 23 broadcast channels in the Mount Mansfield System that the Company is retransmitting on a wireless cable channel. See "BUSINESS - The Mount Mansfield System - Programming."

Dependence on Programming Agreements
------------------------------------

      In connection with its distribution of television programming, the Company is dependent on fixed-term contracts with various program suppliers. If such contracts are canceled or not renewed, the Company will have to seek program material from other sources. There is no assurance that other program material will be available to the Company's subscribers. The likelihood that program material will be unavailable to the Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder, which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to price, terms and conditions of sale of programming. See "BUSINESS - The Mount Mansfield System - Programming."

Unproved Basis for Company Plans
--------------------------------

      The Company's plans for implementation of its proposed business operations and achieving profitability from the application of digital compression technology in its intended operations are based on the experience and judgment of its management, and upon certain available information concerning the wireless cable industry in general and the Company's potential markets. No independent market studies have been conducted concerning the extent to which customers will subscribe to the Company's wireless cable services, as expanded through digital technology, nor are any such studies planned. There can be no assurance that the Company's plans will materialize. See "BUSINESS."

Voting Power of Present Management
----------------------------------

        Upon completion of this offering, Alan R. Ackerman will own approximately 39% of the outstanding Common Stock of the Company.
Consequently, Mr. Ackerman may be in a position to influence a majority of the Company's Directors and generally to exercise control over the Company's affairs. See "MANAGEMENT" and "PRINCIPAL STOCKHOLDERS."

Dividends Unlikely
------------------

      The Company has not paid any dividends on its Common Stock and does not intend to declare or pay cash dividends in the foreseeable future. Earnings are expected to be retained to provide funds for operation and expansion. See "DIVIDEND POLICY."

Risk of Future Sales of Common Stock
------------------------------------

      Upon completion of this offering, members of management and the other existing shareholders of the Company will own 2,858,961 shares of Common Stock of the Company, representing approximately 70% of the outstanding shares of Common Stock immediately following the offering Options to purchase an additional 402,776 shares have been issued to Alan R. Ackerman, the Company's Chairman. Another 296,875 shares of Common Stock are issuable by the Company upon exercise of outstanding Warrants. All of these shares are deemed "restricted securities" as defined by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and were acquired or were derived from securities purchased prior to the date hereof. In general, under Rule
144, a person (or persons whose shares are aggregated) who has satisfied a 1-year holding period may, under certain circumstances, sell within any 3-month period a number of restricted securities which does not exceed the greater of one percent (1%) of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities by a person who is not an affiliate of the Company and has satisfied a 2-year holding period without any quantity limitations. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Common Stock. The vast majority of shares issued prior to inception of the offering (other than shares held by affiliates and shares not issued yet pursuant to Warrants previously issued) may be sold pursuant to Rule 144 immediately after completion of the offering; however, the management shareholders of the Company have agreed with the Underwriter not to offer or sell any shares of Common Stock for a period of 2 years following the date of this Prospectus. See "PRINCIPAL STOCKHOLDERS," "UNDERWRITING," and "DESCRIPTION OF SECURITIES."

No Prior Market
---------------

      There has been no prior market for the Common Stock and there is no assurance that an active public market for the Common Stock will develop or be sustained after completion of this offering. The public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriter and does not necessarily bear any relationship to the Company's asset value, net worth or other generally accepted criteria of value. It is anticipated that the Common Stock will be listed on the NASDAQ Small Cap(TM) Market and the Boston Stock Exchange. Even if such securities are so listed, there can be no assurance that the Company will continue to meet such listing requirements.

Dilution
--------

      Purchasers who acquire Common Stock will incur immediate and substantial dilution from the public offering price. Giving retroactive effect to the consummation of the offering made hereby, the Company's pro forma net tangible book value at March 31, 1997 would have been $__________ per share representing an immediate increase in net tangible book value of $__________ per share to the present shareholders and an immediate dilution of $__________ per share of Common Stock, or approximately _____%, to public investors from the public offering price. See "DILUTION."

Volatility of Stock
-------------------

      The market prices for securities of newly public companies have historically been highly volatile. Future announcements concerning the Company or its competitors, including operating results, technological innovation, and government regulations, could have a significant impact on the market price of the Common Stock.

Risk of Authorization of Preferred Stock
----------------------------------------

      The Company's Certificate of Incorporation authorizes the issuance of 2,500,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "DESCRIPTION OF SECURITIES."

Risk of Non-Registration of Securities in Certain Jurisdictions
---------------------------------------------------------------

      The Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Warrants reside in order to comply with applicable laws in connection with the exercise of Warrants and the resale of the Common Stock issued upon such exercise. The Company, therefore, will be required to file post-effective amendments to its registration statement when subsequent events require such amendments in order to continue the registration of the Common Stock underlying the Warrants and to take appropriate action under state securities laws. There can be no assurance that the Company will be able to keep its registration statement current or to effect appropriate action under applicable state securities laws. Its failure to do so may restrict the ability of the Warrant holders to exercise the Warrants and resell or otherwise dispose of the underlying Common Stock.

                                   DILUTION

      As of March 31, 1997, the Company had a deficit net tangible book value of $2,197,954 or approximately $0.79 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets, less liabilities, divided by the number of shares of Common Stock outstanding. Giving retroactive effect to the consummation of the offering made hereby, assuming an initial public offering price of $6.50 per share of Common Stock and Warrants (which is the mid-point of the expected price range of the offering, less underwriting discounts and estimated offering expenses), the pro forma net tangible book value at March 31, 1997 should have been $____ per share representing an immediate increase in net tangible book value of $____ per share to the present shareholders and an immediate dilution of $____ per share of Common Stock, or approximately __%, to public investors from the public offering price. Dilution per share represents the difference between the public offering price and the pro forma net tangible book value per share after the offering.

      The following table illustrates the dilution per share of Common Stock to be incurred by public investors from the public offering price:

                                                                      Approximate
                                                                      Percentage
                                                                      -----------

Assumed initial public offering price                                 100%

    Net negative tangible book value before offering	  ($0.79)
    Increase attributable to public investors

Pro forma net tangible book value after offering                      ___%

Dilution of net tangible book value to public investors               ___%

      The following table sets forth the difference between the present shareholders and the public investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share:

                                                                                        Weighted
                                                                                        Average
                                   Shares Purchased          Total Consideration        Price
                               Number           Percent   Amount            Percent     Per Share
                               ------------------------------------------------------------------

Existing Shareholders(1)(2)    2,858,961         69.6%    $ 2,657,671         26.2%     $0.93

Public Investors(3)            1,250,000         30.4%    $ 7,500,000         73.8%     $6.00
                               ------------------------------------------------------------------

                               4,108,961        100.0%    $10,157,671        100.0%

--------------------
<F1>  Includes $1,059,109 paid by shareholders of NEW, the Company's subsidiary.
<F2>  Includes 70,000 shares issued in May 1997 in connection with conversion of debt.
<F3>  At assumed offering price.

                                USE OF PROCEEDS

      The net proceeds (after deducting underwriting discounts and other expenses of the offering payable by the Company) from the sale of the Common Stock offered hereby by the Company, are estimated to be approximately $__________, and are expected to be used over approximately 12 months following the completion of this offering for the following purposes:

                                          Approximate              Percentage of
Application                               Amount of Net Proceeds   Net Proceeds
--------------------------------------------------------------------------------

Repay indebtedness(5)                     $                             %
Capital expenditures(6)                   $                             %
Personnel and installation expenses(7)    $                             %
Working capital(8)                        $                             %
-------------------------------------------------------------------------
Total                                     $                        100.0%
-------------------------------------------------------------------------

--------------------
<F5>  Consists of the repayment of (i) $999,500 (as of July 31, 1997) on promissory notes issued in connection with private placements of the
      Company's promissory notes (the "Notes"), (ii) repayment of indebtedness to the Company's principal shareholder of
      $1,200,000, and (iii) repayment of trade indebtedness of approximately
      $__________. The Notes have matured and are currently payable. The proceeds from the Notes were used primarily to pay costs associated with the inception of the Company's broadcasting activities, including compensation expenses, and to purchase transmission and other equipment.
<F6>  To be used to expand and upgrade transmission equipment to incorporate digital compression technology, and digital reception equipment at subscriber locations. In addition, the Company also plans to make additional investments in analog equipment where operating conditions or other circumstances make digital equipment unavailable.
<F7>  Includes expenses for outside contract labor for subscriber installations and salaries and benefits for Company installation, administrative, and sales personnel. To the extent that there are insufficient revenues from operations, officers' salaries will be paid from the proceeds of this offering allocated to personnel and installation expenses. See
      "MANAGEMENT."
<F8>  Proceeds allocated to working capital will be used to fund general operations of the Company.

      The foregoing represents the Company's best estimate of the allocation of the net proceeds of this offering based upon the current status of its business operations, its current plans and current economic conditions. Future events, including the problems, delays, expenses and complications frequently encountered by early stage companies as well as changes in regulatory, political and competitive conditions affecting the Company's business and the success or lack thereof of the Company's marketing efforts, may make shifts in the allocation of funds necessary or desirable.

      Prior to expenditure, the net proceeds will be invested in short-term, interest bearing securities or money market funds. Any proceeds received upon exercise of the Underwriter's over-allotment option, as well as income from investments, will be used to fund operations.

                                DIVIDEND POLICY

      The Company has never paid a cash dividend and does not anticipate the payment of cash dividends on its Common Stock in the foreseeable future as earnings are expected to be retained to finance the Company's growth. Declaration of dividends in the future will be at the discretion of the Company's Board of Directors, which will review its dividend policy from time to time.

                                CAPITALIZATION

      The following table sets forth the capitalization of the Company as of March 31, 1997, and as adjusted to give effect to the issuance and sale of the securities offered hereby:

                                                                              Actual      As Adjusted(1)
                                                                              --------------------------

Notes Payable, (net of unamortized debt discount of $3,046)                   $2,502,519

Preferred Stock, $.01 par value, 2,500,000 shares authorized; none issued and outstanding

Shareholders' Equity:
  Common Stock, $.01 par value, 20,000,000 shares authorized; 2,788,961
   shares issued, outstanding and to be issued                                    27,890

  Additional Paid-in Capital                                                     687,357

  Accumulated Deficit                                                         (2,755,424)

  Total stockholders' equity (Capital Deficiency)                             (2,040,177)
                                                                              ----------

      Total Capitalization                                                       462,342
                                                                              ==========

--------------------
<F1>  Reflects the issuance of 70,000 shares of common stock which the Company agreed to issue after March 31, 1997 in connection with conversion of outstanding indebtedness.

                            SELECTED FINANCIAL DATA

      The following selected financial data are qualified in their entirety by, and should be read in conjunction with, the Company's Financial Statements and the notes thereto and "Management's Discussion and Analysis," included elsewhere in this Prospectus. The selected financial data for periods ended June 30, 1995 and June 30, 1996 have been derived from the Company's Financial Statements, which have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report included elsewhere in this Prospectus.

Statement of Operations Data
----------------------------

                                                 For The Periods                   Nine Months
                                            Ended              Ended               Ended
                                            June 30, 1995      June 30, 1996       March 31, 1997
                                            -----------------------------------------------------
                                                                                   (Unaudited)

Revenue                                     $112,574           $  323,144          $  260,336

Service cost                                  27,712               91,606              76,623
Programming and license fees                 276,953              799,285             631,212
Selling, general and administrative
 expenses                                    267,488              384,140             449,292

(Loss) from operations                      (459,579)            (951,887)           (896,791)
Interest expense                             (50,083)            (172,410)           (282,515)
Miscellaneous expense                         (8,281)              (6,948)            (41,696)

Net (loss)                                  (517,943)          (1,131,245)         (1,221,002)
                                            =================================================

Net (loss) per share of Common Stock	    ($   .19)          ($     .40)         ($     .43)

Weighted Average Number of
 shares of Common Stock outstanding        2,763,398	        2,836,461           2,836,461

Balance Sheet Data
------------------

                                                      March 31, 1997
                                 June 30, 1996            Actual                As Adjusted
                                 ----------------------------------------------------------

Working capital (deficit)        ($2,891,784)             ($3,478,037)

Total assets                       1,938,316                1,591,393

Total liabilities                  3,041,208                3,631,570

Accumulated deficit               (1,534,422)              (2,755,424)

Shareholders' equity              (1,102,892)              (2,040,177)

      The foregoing table gives effect to the sale of 1,250,000 shares of Common Stock at $_____ per share and to the application of estimated net proceeds therefrom. See "USE OF PROCEEDS."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General
-------

      The discussion set forth below with regard to the Company relates to the business operations conducted by the Company from the time of its organization in April 1994, through March 31, 1997. The operations in which the Company engaged prior to March 11, 1995 were conducted on a limited basis while the Company's management devoted the bulk of their time and resources to the development of a relationship with NEW, which it acquired in March, 1995. Subsequent to that acquisition, the Company has devoted its efforts to the development of its wireless cable operations in Vermont, as well as the exploration of other technological opportunities in the wireless arena. The Company reported using a December 31 year end for its 1994 fiscal year and converted to a June 30 year end for the period ended June 30, 1995.

Results of Operations
---------------------

      Year Ended June 30, 1995 Compared With Six Months Ended June 30, 1996. The Company generated revenues in the form of subscription revenues earned from provision of its wireless cable television services during 1995 and 1996 in the amount of $112,574 and $323,144, respectively. However, the Company lacked enough subscribers to generate revenues sufficient to cover its operating expenses which were $572,153 and $1,275,031 realized during fiscal years 1995 and 1996. These operating expenses consisted primarily of programming and license fees and selling, general and administrative expenses. During the periods in question, the level of operating revenue remained at approximately 40% of programming and license fees. However, general and administrative expenses were reduced from 238% of operating revenue in 1995 to 119% of operating revenue in 1996. This decrease was due primarily to reductions in operations and personnel. Nevertheless, the levels of these expenses, together with the Company's interest expenses of $50,083 and $172,410 during the respective periods resulted in operating losses of $517,943 and $1,131,245 during 1995 and 1996 respectively.

      Nine Months Ended March 31, 1996 Compared To The Nine Months Ended March 31, 1997. During the period ended March 31, 1997, the Company realized $260,336 in operating revenues as compared to $239,021 for the nine month period ended March 31, 1996. During this period, the Company experienced continuing cash shortages due to an insufficient subscriber base. The resulting cash shortages made it unable to advertise or otherwise aggressively promote its services. It also made the Company unable to pursue the acquisition of other cable television systems or the implementation of new technologies which might have improved its profitability.

      As a result, programming costs and license fees remained at disproportionately high levels of $594,430 and $631,212 for the periods ended March 31, 1996 and March 31, 1997 respectively. In addition, general and administrative expenses also remained at disproportionate levels during the periods in question ($292,331 and $449,292 during the periods ended March 31, 1996 and March 31, 1997 respectively. As a result of such expenses, plus increases in interest expenses (from $98,494 during the period ended March 31, 1996 to $282,515 during the period ended March 31, 1997) attributable to indebtedness incurred to cover the Company's continued cash deficiencies, the Company experienced losses of $817,877 during the period ending March 31, 1996 and $1,112,852 during the period ended March 31, 1997.

Liquidity and Capital Resources
-------------------------------

      The Company has financed its initial operations, and it has been financing the activities it has been conducting, with debt and equity capital that it has raised through private placements of its securities during the period in question. The proceeds of the sale of such equity and indebtedness have been used to defray the ongoing operating cash shortfalls experienced by the Company. The major portion of finances have been made available through loans from Alan R. Ackerman. As of July 31, 1997, Mr. Ackerman had made loans to the Company which with an outstanding balance of $1,611,000. The Company plans to retire $1,200,000 of such indebtedness out of the proceeds of the offering. See "USE OF PROCEEDS."

      During 1995, the Company issued 40,000 shares of its stock to 3 individuals at a price of $3.00 per share.

      On August 21, 1995, the Company issued $150,000 of convertible promissory notes to 5 accredited investors with annual interest rates of 8%. The notes were due and payable on June 30, 1996. The notes afford the holders thereof the right to convert into shares of the Company's common stock at $3.50, and also afford the holders of the notes "piggy-back" registration rights with respect to such shares as to any registration statements filed by the Company after completion of its initial public offering.

      On April 14, 1995 and August 22, 1995, the Company issued two promissory notes to accredited investors in the aggregate amount of $175,000 due on demand after 180 days. The notes carried an interest rate of 7.5%.

      During December 21, 1995 through January 4, 1996, the Company issued convertible promissory notes in an aggregate principal amount of $112,500 at an annual interest rate of 7.5% (increasing to 12% if not timely paid) to 3 investors. Two notes aggregating $87,500 were converted into 25,000 shares of the Company's Common Stock at a price of $3.50 per share.

      On April 4, 1996, the Company issued a promissory note to a single investor in the original principal amount of $100,000 with an annual interest rate of 8.5%(increasing to 12% if not timely paid) due 180 days after issuance. The note provided for the issuance of 25,000 Warrants (issued during April, 1997) to purchase the Company's common stock exercisable at $3.00 per share or at a price to be determined in the absence of a public offering for a period from the 13th month until the 36th month after completion of a public offering of the Company's stock.

      On August 29, 1996, the Company completed a private placement of $330,000 of convertible promissory notes with attached Warrants to five investors. The notes provided an annual interest rate of 10%, and for conversion into the Company's common stock at $3.00 per share. The notes were due on March 1, 1997. The Warrants entitle the holders thereof to purchase an aggregate of 82,500 shares of the Company's common stock at $3.00 per share.

      On December 19, 1996 and January 7, 1997, the Company issued 2 promissory notes to 2 persons in the aggregate principal amount of $90,000 with an interest rate of 10%. The notes were due on March 1, 1997.

      From March 31, 1997 until April 23, 1997, the Company issued an aggregate of $339,000 in promissory notes to 4 investors, including InterDigital Communications Corporation ("IDC"). The notes carry annual interest rates of 7.5% or, in the case of the IDC note, prime plus 1%, and are due either 180 days from issuance or, in the case of the note to IDC, on December 31, 1997. One note, in the original principal amount of $5,000 is convertible at $3.00 per share of common stock. The Company also issued Warrants to purchase 78,250 shares of its common stock exercisable at a price of 50% of the price per share at which such stock is sold in a public offering of the Company's securities during the period from the 13th month until the 36th month after completion of the offering to the purchasers of the notes.

      In May 1997, an investor converted $210,000 of indebtedness of the Company in return for 70,000 shares of the Company's common stock.

      In August, 1997, the Company made an offer to all existing note holders to issue shares of its common stock in exchange for outstanding indebtedness at a price of $3.00 per share. To date, noteholders have elected to convert $304,500 in principal and $34,759.76 in interest into 113,087 shares of its common stock.

      In August, 1997, in consideration of delays which it has experienced in securing financing necessary to pursue its operations, the Company has agreed to issue Warrants to purchase 12,909 shares of its common stock to persons who previously elected to exchange their indebtedness of NEW for shares of the Company's common stock in connection with the Company's acquisition of NEW through a merger with its subsidiary in March, 1995. The Warrants were issued on the basis of one Warrant for every $4 of interest due but not paid in connection with such exchange. The Company has also agreed to issue Warrants to purchase 402,776 of its shares of common stock to Alan R. Ackerman, its principal stockholder, in consideration of past services rendered to the Company. The Warrants are exercisable during either: (i) the period commencing on the 13th month and ending on the 36th month following the contemplated offering; or (ii) January 1, 1998 through January 1, 2002 in the event the offering has not been declared effective by the Securities and Exchange Commission by December 31, 1997. The warrants are exercisable at $3.00 per share.

                                   BUSINESS

Background
----------

      The Company is a developer, owner and operator of a wireless cable television system in northern Vermont. Through its wholly owned subsidiary, New England Wireless, Inc. ("NEW"), the Company has obtained wireless cable channel (or frequency) rights in Vermont through leases of FCC licenses. Wireless cable television is provided to subscribers by transmitting microwave frequencies over the air to a small receiving antenna at each subscriber's location. The Company currently operates a broadcasting system from Mount Mansfield, Vermont (the "Mount Mansfield System").

      In March 1995, a wholly owned subsidiary of the Company, N.E.W. Acquisition Co., Inc. , merged with NEW. In connection with the merger, all of NEW's shares of outstanding common stock were exchanged for 801,156 shares of the Company's common stock. The merger was treated for accounting purposes as a capital transaction rather than as a business combination. Concurrent with the merger, the Company and creditors of NEW agreed to exchange certain notes aggregating $1,164,000 in return for 388,007 shares of the Company's common stock. In addition, the Company issued notes payable in the amount of $680,466 to its founder, Alan R. Ackerman, in exchange for debt of NEW owed to him.

      The Company commenced operations of its wireless cable system in August 1994 and, as of July 31, 1997, the Company had approximately 1,200 subscribers. There are approximately 121,000 households within the Mount Mansfield System's signal patterns. The Company offers 23 channels in the Mount Mansfield System, consisting of 19 satellite channels and 4 local off-air (UHF/VHF) broadcast channels. The Company currently is offering to its subscribers in the Mount Mansfield System network channels as well as FOX (which is not available off-air in the Company's market areas), MTV, ESPN, CNN, USA, WPIX, WTBS, WSBK, A&E, Nickelodeon, the Discovery Channel, TNN Nashville, the Family Channel, Lifetime, the History Channel, and the SCI-FI Channel. In addition, the Company offers NESN, Showtime, and the Movie Channel as premium channels. In part through the addition of digital compression technology to its broadcast capabilities, the Company anticipates servicing approximately 8,000 subscribers through the Mount Mansfield System within the next 5 years. The number of future subscribers and the timing of subscriber growth, however, will depend on a number of factors, many of which are not within the Company's control. These factors include future capital equipment costs, marketing expenses and effectiveness, staffing levels, competitive conditions, cash flow from operations and the Company's ability to raise additional capital. There can be no assurance that the Company will achieve its subscriber goals.

Business Strategy - Wireless Cable Television
---------------------------------------------

      The Company's business strategy is to expand operation of its existing Mount Mansfield System through the addition of digital compression technology.

      Following completion of this offering, the Company intends to purchase upgraded digital transmission equipment and to purchase subscriber reception equipment which will enable the Company to install and service approximately 3,600 additional subscribers in the system within the next 12 months. The wireless cable television business is capital intensive. Since its inception, the Company has expended funds to acquire channel rights in the systems, construct an initial operating system and finance initial operating losses. Transmission equipment expenditures and other start-up expenditures were made by the Company before it could commence the delivery of programming to its subscribers.

      A significant portion of the Company's future investments in technology will be directed towards its purchase of digital transmission and subscriber equipment. Digital technology offers the potential for the Company to broadcast over 100 different television channels over its existing broadcast frequencies. However, implementation of digital technologies will require the Company to invest additional funds to augment its transmission facilities as well as to equip its existing subscribers with new receptors and equipment necessary to accommodate digital transmission technology.

      Certain of the Company's expected activities in its market area will relate to the recent termination of transmission by one of its major competitors in the local market area, the Vermont Wireless Cooperative ("VWC"). Pursuant to an order issued by the FCC in May 1997, the VWC has ceased broadcasting wireless cable programming. To date, the Company has added 100 subscribers formerly served by VWC. The Company expects to add more former VWC customers through the employment of beam-benders to transmit its signals to additional subscribers. The Company has added 170 subscribers in total since May 31, 1997.

      In connection with VWC's termination of activities, the FCC revoked VWC's rights to utilize the ITFS broadcasting licenses formerly utilized by VWC for its broadcasting activities. Because those licenses are within the Company's protected broadcast area for FCC purposes, the Company believes that those licenses will not prove attractive for third parties. If the Company is successful in leasing those licenses, it will be able to add broadcasting sites in North Hero and Monkton, Vermont, as well as in other areas. These additional sites are expected to enhance the Company's broadcasting capabilities. In addition, these additional sites will facilitate its construction and development of a transmission network necessary to satisfy its requirements in connection with its activities as a beta- site for IDC.

      Although incremental equipment and labor installation costs per subscriber are incurred after a subscriber signs up for the Company's wireless cable service, such costs are incurred by the Company before it receives fees from the subscribers and are only partially offset by installation charges. To sustain subscriber growth beyond its current base of approximately 1,200 subscribers, and subscribers which it is able to add with its implementation of digital technology with the offering proceeds, the Company will need to generate enough operating revenues to enable it to continue to invest in subscriber reception equipment and installation or raise additional debt or equity capital. In addition, in order to develop and launch additional wireless cable systems, as well as pursue other technologies as described elsewhere herein, the Company will need to raise additional capital. There can be no assurance that operating revenues will be sufficient to sustain subscriber growth or that additional financing, if required, will be available on terms acceptable to the Company, if at all.

      The Company's revenues will primarily be generated by subscription fees, pay-per-view fees and installation charges. The Company's installation fees are $49.95 per subscriber (for one television) with $15.00 for each additional television. The Company's subscription fees currently are $9.95 for a basic programming package which includes 4 off-air channels and 5 cable channels, $24.95 per month for an expanded channel line-up (comparable to a hard-wire cable basic package) including a premium movie channel and a premium sports channel, plus $8.95 per month for an additional movie channel. The Company expects to modify the rates to reflect its addition of digital technology.

      Expenses will consist primarily of service costs, selling, general and administrative expenses, and depreciation and amortization. Service costs include programming costs, channel lease payments, if any, transmitter site rentals, cost of program guides and repair and maintenance expenditures. Of these, programming costs, channel lease payments and costs of program guides will be variable expenses which increase as the number of subscribers increase. The addition of subscribers will also increase depreciation expense. The Company expends approximately $400 to purchase and install the wireless cable receiving antenna and related equipment necessary at each subscriber's location. The Company estimates that it will spend approximately $600 per subscriber to switch such equipment to digital equipment. To install digital equipment for new subscribers, the Company expects to spend approximately $740 per subscriber.

      Profitability will be determined by the Company's ability to increase revenue from subscribers while controlling variable expenses. Significant increases in revenues have to come from subscriber growth. Currently, the Company has 15 employees. In addition, the Company engages additional persons as necessary as contract labor for installations. The Company may incur research and development expenses for B-CDMA technology. Otherwise, the Company does not intend to incur expenses relating to research and development during the next 12 months, except for general market research in the ordinary course of business.

      In connection with its addition of digital capabilities, the Company expects to offer 3 principal tiers of cable services. The highest tier, expected to be called the "Ultra" service, is expected to offer 66 channels of programming. The next tier, the Expanded Basic Tier, will offer 31 channels of broadcasting, and the basic tier will offer 9 channels of broadcasting. The growth of the Company's business beyond its Mount Mansfield System market, and the implementation of additional cable technologies will require a substantial investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and new system development. The Company does not have a bank line of credit and there can be no assurance that any required or desired financing will be available, through bank borrowings, debt or equity offerings, or otherwise, on acceptable terms, if at all. See "RISK FACTORS - Need for Additional Financing for Growth."

      The Company may consider expansion of its activities into additional markets. In doing so, it plans to rely on the experience and knowledge of its management as well as third-party brokers to identify wireless cable system expansion opportunities. The Company's management will be responsible for the selection of other expansion opportunities in its sole discretion and shareholders will not be presented with advance information regarding expansion opportunities or the ability to approve or disapprove system expansion opportunities. In addition to the size of the potential market and proximity to existing systems, the Company intends to explore markets where it can contain system launch costs by economically acquiring channel license rights and initially utilizing lower power transmission equipment. The Company has not currently identified other factors that it will consider in expanding into new markets or in implementing new technologies. The Company has no specific expansion plans, arrangements, understandings or commitments at the present time and there can be no assurance that the Company will be successful in expanding its operations into other markets.

      The Company intends to develop its subscriber base in the Mount Mansfield System and, potentially, to launch new technologies in that market or in other markets by emphasizing the price-to-value relationship of the Company's programming and other possible services; the reliability, service, and picture quality of wireless cable; the advanced technical features of the Company's standard subscriber equipment; and the competitive choice afforded consumers by wireless cable.

The Cable Television Industry in General
----------------------------------------

      The cable television industry began in the late 1940's and 1950's to serve the needs of residents in predominately rural areas. Since that time, the cable television industry has expanded to metropolitan areas due to, among other things, the better reception cable television often provides and increased programming alternatives. Today, pay television systems offer various types of programming which generally include basic service, premium service, and, in some instances, pay-per-view service.

      A cable television subscriber generally pays an initial connection charge and a fixed monthly fee for basic service. The amount of the monthly basic service fee varies from one area to another and is a function, in part, of the number of channels and services included in the basic service package and the cost of such services to the cable television system operator. In most instances, a separate monthly fee for each premium service and certain other specific programming is charged to subscribers, with discounts generally available to subscribers receiving multiple premium services. Monthly service fees for basic and premium services constitute the major source of revenue for cable television systems. Subscribers normally are free to discontinue any cable service at any time. Converter rentals, remote control rentals, installation charges, and reconnect charges for subscribers who were previously disconnected are also included in a cable television system's revenues but generally are not a major component of such revenues.

Wireless Cable Television Systems in General
--------------------------------------------

      Initially, all cable systems were "hard-wire" systems, using coaxial cable to carry television signals. Over the past several years, wireless cable has emerged as an alternative to the traditional hard-wire cable systems in the provision of cable television programming. Wireless cable television is a ground-based, microwave broadcast system. It is, in effect, analogous to a satellite broadcasting system in which the satellite is replaced by a microwave transmitter located on a ground-based antenna. Wireless cable programming is transmitted through the air via microwave frequencies that generally require a direct "line-of-sight" from the transmission facility to the subscriber's receiving antenna. Traditional hard-wire cable systems transmit signals from a transmission facility, but deliver the signal to a subscriber's location through a network of coaxial cable and amplifiers. Since wireless cable systems do not require an extensive network of coaxial cable and amplifiers, the system's capital cost per installed subscriber can be significantly less than for hard-wire cable systems. In addition, operating costs of wireless cable systems can generally be lower than those of comparable hard-wire cable systems due to lower network maintenance and depreciation expense.

      The Company believes that wireless technology can effectively compete with conventional hard-wire cable television distribution of entertainment. Most programming that is available for purchase and resale on hard-wire cable systems can be distributed over a wireless cable system. The factors contributing to the increasing growth of wireless cable systems include:
Federal laws limiting the rates and practices of the hard-wire cable industry; improved technology, particularly in signal encryption; regulatory reforms by the FCC to facilitate the growth and competitive impact of the wireless cable industry; and the increasing availability of programming for wireless cable systems. A leading consulting firm to the cable industry estimates that wireless cable systems served approximately 866,000 subscribers at the end of 1995 and as of December 1996, served approximately 1,000,000 subscribers.

      Wireless cable subscribers can generally be served by a central transmitting antenna, and 2 or 3 fill-in or repeating antennas. Microwave powers involved are very low. Both outlying areas and customers in close vicinity to the transmitting antenna can be served immediately following system turn-on, whereas cable network installations could take years to reach these same outlying areas. Wireless cable systems have no need for time-consuming and disruptive excavation of public thoroughfares. Labor is required only at the transmitting site, and for installation at the repeating antennas and end-user locations. The receiving equipment consists of a small antenna that is cabled to a converter at the subscriber's location, which is similar to a hard-wire cable TV converter box.

      Every subscriber has a unique, computerized "address" that the system communicates with consistently during broadcast. In this manner, service can be activated or canceled from the main control office at the flick of a switch, thus reducing the need for service calls. Once a wireless transmission system has been installed, signals can be delivered to multi-unit dwellings at substantially lower costs than even signals received directly via satellite receivers.

Digital Video Services
----------------------

      Digital video is capable of delivering a significantly expanded number of high quality channels of compressed video programming services, including off-air programming. Digital compression allows the capacity of each wireless cable channel to increase by 4 to 10 times. The first fully operational commercial microwave digital video system in North America was launched in Canada in late 1996. To date, no wireless cable operator has commercially introduced digital video compression technology in the United States, although a number of wireless cable operators, including the Company, have tested such technology in their systems and have announced various plans for commercial deployment. While management believes that the Company is generally prepared for the introduction of digital video compression in certain of its markets, the purchase of digital video compression transmission and receiving equipment would involve substantial capital expenditures, which the Company is not in a position to make at this time. In addition, although the FCC generally authorized the use of digital technologies in 1996, further specific authorizations must be obtained from the FCC and affected FCC licensees and applicants on a market-by-market basis in order for the Company to begin offering digital video service. See "REGULATION". To the extent that the Company is able to implement digital compression technology in any of its markets, management anticipates that this expanded channel capacity will increase the Company's opportunities to compete with other providers of video services. In addition, the application of digital compression may result in the availability of channel capacity for other services, as described below.

      Several equipment manufacturers have developed digital compression technology, to allow several programs to be carried in the amount of bandwidth where only one program is carried now. Manufacturers have projected varying compression ratios for future equipment, in some cases as high as 16 to 1. More conservative estimates are between 6 to 1 and 10 to 1, which could increase the available channels for the Mount Mansfield System from 23 to over 100 channels. Compression equipment is available to wireless cable operators and to hard-wire cable operators.

Other Technologies - InterDigital Communications Corporation
------------------------------------------------------------

      InterDigital Communications Corporation ("IDC") develops and markets advanced digital wireless telecommunications systems using proprietary technologies for voice and data communications. Pursuant to its Ultra Phone(R) time division multiple access (TDMA) digital wireless radio telephone system, it offers phone services in over 340 locations worldwide. In addition, it has concluded a strategic alliance with Siemens AG and Samsung Electronics Company, Ltd., to develop its proprietary Broadband Code Division Multiple Access(TM) (B-CDMA(TM)) technology for use in Wireless Local Loop (WLL) products and future Personal Communications Services (PCS) applications.

      Pursuant to its Beta-Site Agreement with the Company, the Company will acquire equipment from IDC and in connection therewith will also obtain the right to employ IDC's technologies in its market area. Pursuant to the Beta Site Agreement, the Company is required to pay IDC as the purchase price for its True Link(TM) equipment including all services provided by IDC as follows:
(i) $1,500 for each for each Fixed Subscriber Unit ("FSU"); (ii) $80,000 for all infrastructure equipment necessary to accommodate up to 10 FSUs; (iii) $70,000 for all infrastructure equipment necessary to accommodate FSUs 11 through 100; and (iv) $100,000 for all infrastructure equipment necessary to accommodate FSUs 100 through 500.

      The Company is required to pay for such items 20% upon shipment, 30% upon substantial completion of installation, and the remaining 50% on final acceptance of the equipment. In addition, IDC is required to provide all services required for an amount, in addition to the equipment amount described above, which estimated is not exceeding $60,000 payable at a rate of $600 per man-day plus travel costs. The Company estimates that the total costs of the IDC Beta Site Agreement will likely be approximately $-----.

      The purpose of such expeditures will be to enhance the Company's subscriber base and revenues, through its addition of services using IDC's B-CDMA WLL products. IDC's B-CDMA technology is designed to give users a variety of capabilities including voice conversation, transmission of large amounts of data at higher speed (instead of using conventional telephone or wire technologies for such purposes), transmission of information via facsimile, and video conference equipment. The technology is also designed to enhance the ability of communications systems to handle multiple subscribers simultaneously. The objective of the B-CDMA technology is to allow the user to conduct these activities from home or office and, in the future, while the user is mobile. This technology is designed to accommodate phone services and Internet communications among other uses.

Other Technologies - Local Wireless Loop Telephone Service
----------------------------------------------------------

      In connection with its application of technology made available to it by IDC, the Company is considering using its wireless spectrum to deliver telephony services. Although the development of such telephony services is in its early stages, management believes that the Company's wireless spectrum may be capable of providing "local loop" telephone service in the future.

      While the Company intends to continue its development efforts with respect to local loop telephone service, the introduction of such service in any of the Company's markets would involve substantial capital expenditures, which the Company is not in a position to make at this time. The Company's ability to commence delivery of WLL service will also depend upon successful development of WLL technology and equipment and the availability of appropriate transmission and reception equipment on satisfactory terms. Regulatory approvals and changes, especially routine 2-way licensing of the radio spectrum used by the Company, also would be required before the Company could commercially introduce WLL telephone service.

Other Activities - Social Responsibility
----------------------------------------

      The Company also intends to develop a role as a socially responsible company. As an initial step in such direction, the Company has agreed to a relationship with Project KidCare, a program sponsored by a joint venture between Polaroid Corporation and the National Center for Missing and Exploited Children. The Company expects that its participation in the program will cost $6,000 during the next 12 months. It plans to participate by allowing a complimentary enrollment of one child per subscriber family into the KidCare program for any new subscribers. The Company has no legally binding commitment or agreement as to such participation.

      Polaroid has stated that the purpose of the program is:

            *     To educate families about child safety, and
            * To encourage parents to obtain personal safety documents with current, instant photographs of their child.

      By pursuing these objectives, the program is intended to reduce the number of missing children.

Government Regulation
---------------------

      General. The wireless cable industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things: to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control over such licenses; to determine the location of wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity requirements on wireless cable operators.

      The FCC has determined that wireless cable systems are not "cable systems" for purposes of the Communications Act. Accordingly, a wireless cable system does not require a franchise from a local authority and is subject to fewer local regulations than a hard-wire cable system. Wireless cable operators are also not required to pay local franchise fees. In addition, utility poles and dedicated easements are not necessary.

      The FCC has authorized access for wireless cable service to a series of channel groups, consisting of certain channel groups specifically allocated for wireless cable ("MDS"), and other channels originally authorized for educational purposes ("ITFS"), although excess capacity can be leased from ITFS licensees by wireless cable providers. Currently, up to 33 total channels are potentially available for licensing, lease or purchase by wireless cable companies in each market. Up to 13 channels in any given market typically can be owned by commercial operators for full-time usage without programming restrictions. The remaining 20 channels in a given market generally are allocated for ITFS use. FCC rules generally prohibit the ownership or leasing of MDS and ITFS authorizations by cable companies if the MDS facility is located within 35 miles, or the ITFS facility is located within 20 miles, of the cable company's franchise or service areas. Pursuant to the Telecommunications Act of 1996, the cable-MDS rule does not apply to a cable operator in a franchise area in which the operator is subject to effective competition.

      Authorizations have been issued, or are currently pending, for the majority of MDS wireless cable licenses in most major U.S. markets, and, as discussed below, under the current regulatory structure, only holders of a Basic Trading Area ("BTA") authorization may apply for available MDS frequencies within the BTA. In a number of markets, certain ITFS frequencies are still available. However, except as noted below, eligibility for ownership of ITFS licenses is limited to accredited educational institutions, governmental organizations engaged in the formal education of enrolled students and non-profit organizations whose purposes are educational and include providing educational and instructional television material to such accredited institutions and governmental organizations ("qualified ITFS educational entities"). Non-local applicants must demonstrate that they have arranged with local educational entities to provide them with programming and that they have established a local programming committee. On July 10, 1996, the FCC adopted an Order in which it authorized the interim use of certain digital compression technologies for the provision of video, voice and data services over MDS and ITFS frequencies. Such technology may be utilized by a wireless cable operator or an MDS or ITFS licensee, after applying for, and being granted, such an authorization by the FCC. The Company has filed, and will continue to file, applications for digital authorizations in its market. The FCC has begun granting digital authorizations. Upon receiving a digital authorization, a licensee also may transmit 1-way downstream Internet service. The Company, along with other wireless cable industry companies, petitioned the FCC in March 1997 to expand its digital authorizations to permit the grant of applications for 2-way transmission of interactive services over MDS and ITFS frequencies. The petition proposes rule changes necessary for the FCC to routinely grant wireless cable companies the right to implement 2-way wireless services without licensing delays. There can be no assurance that the petition will be granted, or if granted, that the Company will be able to develop commercially successful products using 2-way transmission.

      FCC rules require ITFS operators to transmit a minimum amount of educational programming per channel per week. If the educational programming minimums are met, remaining air time can be leased to wireless cable operators for profit and used to transmit non-educational programming. ITFS licensees are now entitled to meet their minimum educational programming requirements for all licensed channels using only one channel via "channel mapping," if desired.

      Beginning in November 1995, the FCC auctioned all available MDS rights on the basis of BTA's, with one such authorization available per BTA. The winning bidder acquired the right to apply to operate one or more MDS stations within the BTA, as long as its station proposals complied with the FCC's interference requirements and other rules. With regard to commercial ITFS channels, only the BTA license holder may apply for available authorizations within the BTA. A BTA licensee has a 5-year build-out period within which to expand or initiate new service within its BTA. It may sell, trade or otherwise alienate all or part of its rights in the BTA and may also partition its BTA along geopolitical boundaries and contract with eligible parties to allow them to apply for MDS authorizations within the partitioned area, and conversely, acquire such rights from other BTA licensees. The license term for each station authorized under these BTA procedures is 10 years, commencing on the date that the FCC announced that the auction for the BTA had closed.

      The Company is also subject to various FCC regulatory limitations relating to ownership and control. The Communications Act and FCC rules require the FCC's approval before a license may be assigned or control of the holder of a license may be transferred. Moreover, the Communications Act provides that certain types of licenses, including those for MDS stations, may not be held directly by corporations of which non-U.S. citizens or entities ("Aliens") own of record or vote more than 20% of the capital stock. In situations in which such an FCC license is directly or indirectly controlled by another corporation, Aliens may own of record or vote no more than 25% of the controlling corporation's capital stock.

      Telecommunications Act of 1996. On February 8, 1996, the Telecommunications Act of 1996 (the "1996 Act") became law. Among other things, the 1996 Act eliminates the cable/telephone cross-ownership restriction, allowing a telephone company the option of providing video programming within its telephone service area over a cable system or a video platform. Conversely, cable companies are now permitted to provide telephone service. The 1996 Act also limits, and in some cases eliminates, FCC regulation of cable rates established by the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), depending upon the size of the cable system and whether the system is subject to effective competition and the nature of the rate. Specifically, regulation of upper tier rates is scheduled to end March 31, 1999. Moreover, small cable operators and systems subject to effective competition are now exempt from rate regulation as a result of the 1996 Act. The 1996 Act also vests the FCC with exclusive jurisdiction over the provision of Direct Broadcast Satellite (DBS) service and preempts the authority of local authorities to impose certain taxes on such services.

      While current FCC regulations are intended to promote the development of a competitive subscription cable television industry, there can be no assurance that these regulations will have a favorable impact on the Company. Changes in FCC policies or procedures could have a negative effect on the wireless cable industry as a whole and/or the Company in particular. In addition, the FCC's regulation of other spectrum could permit the operation of other wireless services to interfere with MDS and ITFS frequencies.

      Pending Legislation. Legislation has been introduced in several states that would authorize state and local authorities to impose taxes on providers of subscription television programming, including wireless cable operators, based upon their gross receipts. Because the nature of any such legislation, if enacted, is unknown, the Company cannot predict what impact such legislation would have upon its operations.

      Other Forms of Regulation. Federal law requires that all "cable companies," as defined by Section 602 of the Communications Act, obtain local or state franchises prior to constructing a subscription television distribution system. Because wireless cable systems deliver programming to subscribers by means of microwave facilities rather than through coaxial cable and are not specifically defined as "cable systems" in Section 602 of the Communications Act, the 1992 Cable Act, or in earlier statutes or FCC regulations, they have not been considered cable companies under FCC rules in this context. Accordingly, wireless cable companies generally are not required to obtain franchises and are generally not subject to state regulation by public utility or cable commissions.

      Wireless cable operators also are subject to regulation by the Federal Aviation Administration and the FCC with respect to construction of transmission towers and certain local zoning regulations affecting construction of such towers and other facilities. Additional restrictions may also be imposed by local authorities, neighborhood associations and other similar organizations limiting the use of certain types of reception equipment used by the Company and its subscribers.

The Mount Mansfield System
--------------------------

      Background. The Company has entered into lease agreements which provide for the lease of commercial channel licenses in Mount Mansfield, Vermont (the "Mount Mansfield Lease Agreements"). The Company also has entered into channel license agreements on which the Company makes monthly payments which currently total $7,000. The Mount Mansfield Lease Agreements commenced in 1991 and 1993 and have terms of 10 years each. The Company has also entered into channel license agreements which expire beginning in 2001. Channel licenses are subject to non-renewal, revocation or cancellation for violations of the Communications Act of 1934, as amended (the "Communications Act") or the FCC's rules and policies. The termination of, or failure to renew, a channel lease would result in the Company being unable to deliver television programming on any such channel and could have a material adverse effect on the Company. The Company has also entered into one 8 and one 10 year lease of space on a transmission tower. The tower leases include the use of the tower, transmitter building and electrical service.

      Of the 23 channels the Company currently leases for its Mount Mansfield System, 20 are educational ("ITFS") channels. Each ITFS channel must be used a minimum of 12 hours per week for educational programming. The remaining "excess air time" on an ITFS channel may be used by the Company without further restrictions (other than the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week for educational programming). Certain programs (e.g., CNN and The Discovery Channel) qualify as educational and thereby permit full-time usage of an ITFS channel.

      The Market. The Mount Mansfield System began operations in August 1994 and currently broadcasts 23 channels in the local area. The 23 channels in the Mount Mansfield System consist of 4 off-air, UHF/VHF channels and 19 satellite channels. One transmitter is required to be placed in service for each channel being broadcast. There are an estimated 121,000 households within the Company's 50-mile signal area for the Mount Mansfield System. Based upon the research of its consulting engineers, the Company believes that its signal can be received directly by approximately 67% of the households within the Company's signal pattern in the local area. With the addition of beambenders, which could be installed at additional cost to the Company, the Company's wireless cable signals could reach a substantial portion of the remaining households in this market.

      Programming. The Company arranges for programming from 2 sources for the Mount Mansfield System: (i) local affiliate stations for the retransmission of their VHF/UHF signals, and (ii) suppliers of satellite programming typically broadcast over cable systems.

      Programming from off-air broadcasters is negotiated on a case-by-case basis and may be available for no charge or for a minimal royalty payment. The VHF and UHF broadcasters in Burlington, Vermont (CBS, ABC, NBC and Vermont
ETV), allow the Company's customers to receive their signals through the same high grade microwave antenna as is provided by the Company.

      In addition to off-air broadcasters, the Company has agreements with program suppliers for FOX (which is not available off-air in the Company's market area), ESPN, MTV, CNN, USA, WPIX, WSBK, WTBS, A&E, Nickelodeon, Discovery, TNN Nashville, the History Channel, the Family Channel, Lifetime, the Sci-Fi Channel, NESN, the Movie Channel and Showtime for broadcasting in the Mount Mansfield System. The program agreements generally have 3-year terms, with provisions for automatic renewals, and are subject to termination for breach of the agreement, including non-payment. The programming agreements generally provide for royalty payments based upon the number of Company subscribers receiving the programming each month. Individual program prices vary from supplier to supplier, and more favorable pricing sometimes is afforded to operators with larger subscriber bases; however, the Cable Act requires cable programming to be made available for purchase by all system operators at competitive pricing.

      The likelihood that program material will be unavailable to the Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder which, among other things, impose limits on exclusive programming contracts and prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price, terms and conditions of sale of programming. Although the Company has no reason to believe that any existing contracts for programming will be canceled or will not be renewed upon expiration. If any of such contracts are canceled or are not renewed, the Company would have to seek program material from other sources.

      In addition to the programming alternatives described above, the Company intends to introduce a "pay-per-view" service that enables customers to order, and pay for, one program at a time. This pay-per-view service has been successful for specialty events such as wrestling and heavyweight prize fights, concerts, and early release motion pictures. This service can also be promoted for the purchase of movies in competition with video rental stores. Pay-per-view requires the subscriber to have an "addressable converter," which each of the Company's subscribers already has. An addressable converter allows the cable Company to control what the subscriber watches without having to visit the subscriber location to change equipment. Subscribers in the Mount Mansfield System are equipped with addressable converters. In order for customers to more conveniently order pay-per-view events, however, an "impulse" pay-per-view converter is required. An impulse pay-per-view converter, which has a return line via phone or cable to the cable operator's computer system, enables a subscriber to order pay-per-view events by pushing a button on a remote control rather than requiring the subscriber to make a telephone call to order an event. Subscribers in the Mount Mansfield System are equipped to take advantage of this feature when offered by the Company.

      Certain hard-wire cable operators have announced their intention to develop interactive features for use by their subscribers, such as shopping via video catalogs and playing video games with neighbors. Interactive services are not currently available for wireless cable. The Company believes that the same manufacturers who currently are developing digital compression converters for both hard-wire and wireless cable will also make new developments in interactivity available to both industry segments. The FCC has designated a return path channel for use in connection with interactive services which may be offered by wireless cable operators. The Company believes that, if it is economically feasible to do so, wireless cable systems can include 2-way interactivity. There can be no assurance that interactive services will be made available for wireless cable systems and, therefore, to the extent such services are available on hard-wire cable systems, the Company could be at a competitive disadvantage.

      Marketing and Customer Support. The Company intends to utilize media advertising, telemarketing, direct mail, and door-to-door marketing to increase its subscriber base in the Mount Mansfield System. The Company also intends to run promotional pricing campaigns and take advantage of public relations opportunities. The Company intends to emphasize the following themes in its marketing:

      1. Price/Value. The Company believes that it is offering its subscribers competitively priced installation and subscription fees. The Company's installation fees are $49.95 per subscriber for a single television, with an additional $15.00 for each additional television. (The fee for additional televisions increases to $30.00 after the initial installation). Subscription fees start at $9.95 per month for the Company's basic programming package, which includes 9 channels, including 4 off-air VHF/UHF channels and 5 cable channels, and $24.95 for the Company's "expanded" package which is comparable to commercial hard-wire cable service, which includes 4 off-air channels, and 19 cable channels, including 1 pay-premium channel. An additional premium channel is available for a cost of $8.95 per month. The major hard-wire cable companies in the Burlington area currently offer installation for $35.00 to $37.00, basic service for $9.17 to $34.70, and premium stations for $11.25. Cable customer charges are subject to a 5% local franchise tax. Wireless cable customers do not have to pay any franchise tax, but are required to pay a regulatory fee of approximately $.04 per subscriber. The Company tries to focus its customers on the value received for the price paid and believes its product/pricing offers a competitive choice.

                  With the implementation of digital compression technology, the Company expects to offer three principal tiers of cable services. The highest tier, the "Ultra" package, is expected to offer 66 channels of programming. The next tier, the Expanded Basic package, is expected to offer 31 channels of broadcasting, and the basic package will offer 9 channels of broadcasting. The rates for these services are expected to be increased for additional fees payable on the addition of pay TV channels, extra TV sets hooked into the service, and pay per view movies and other features.

      2. Reliability, Service and Picture Quality. The Company provides service within 24 hours of a repair request from a single subscriber call, uniformed field personnel and flexible installation scheduling. The Company emphasizes its picture quality and the reliability of its wireless transmission and is able to build out systems for multiple subscribers more quickly. The Company competes with traditional hard-wire cable systems on a quality of service basis. Within its signal coverage pattern, the Company believes that the picture quality of the Company's service is as good or better than that received by hard-wire cable subscribers because, absent any line-of-sight obstruction, there is less opportunity for signal degradation between transmitter and the subscriber. Also, wireless cable service has proven very reliable, primarily due to the absence of certain distribution system components that can fail and thereby cause outages. The Company believes that it has positioned itself as a reliable, cost-effective alternative to traditional hard-wire cable operations by delivering a high quality signal throughout its signal area and personal service to its subscribers.

      3. Equipment Reliability. A number of reputable manufacturers produce the equipment used in wireless cable systems, from transmitters to the set-top converters which feed the signal to the television set. Because the signal is broadcast over the air directly to a receiving antenna, wireless cable does not experience the problems caused by amplifying signals over long distances experienced by some hard-wire cable subscribers. This is particularly the case for a signal delivered over longer distances. Amplification of signals can lead to greater signal noise and, accordingly, a grainier picture for some subscribers. Also, the transmission of wireless signals is not subject to the problems caused by deteriorating underground cables used in conventional systems. As a result, wireless cable is often more reliable than conventional cable, and picture quality is generally equal to or better than ordinary cable.

                  Signal security is provided by encoding each wireless cable channel and equipping the converter with a unique decoding device that responds to a pilot signal carrying a data stream with authorization instructions. Thus, the system is fully "addressable." The converter boxes will not be usable until they are authorized for service by the Company's central computer. All channels, both basic and premium, are scrambled. Because the wireless cable system is addressable, it can also accommodate pay-per-view service.

      Competition. In its Vermont markets, two traditional hard-wire cable companies are the Company's primary direct competitors. The Company estimates that within its expected signal pattern for Mount Mansfield, over 53% of the households are hard-wire cable subscribers. The two hard-wire cable companies within this same area currently offer 9 and 48 channels, respectively, to their subscribers, compared to the 23 channels the Company currently offers. Of the approximately 121,000 potential subscribers within the Mount Mansfield System's signal pattern, approximately 25,900 are currently not wired for hard-wire cable and approximately 29,800 do not subscribe to hard-wire cable service, although they have access to such services. The Company intends to continue to direct its marketing efforts toward potential subscribers who are either not wired for hard-wire cable or are not presently hard-wire cable customers.

      The subscription television industry is highly competitive. Currently, the Company's existing and potential competitors consist of a broad range of companies engaged in the communications and entertainment businesses, including cable operators, digital satellite program providers, television networks and home video products companies. The Company's strategy is to compete for cable television subscribers by focusing on the price-to-value relationship of the Company's programming services; the reliability, service and picture quality of wireless cable; the advanced technical features of the Company's standard equipment; and the competitive choice afforded consumers by wireless cable.

      In addition to competition from traditional and established hard-wire cable television systems, wireless cable television operators face competition from a number of other sources. Premium movie services offered by cable television systems have encountered significant competition from the home video cassette recorder industry. In addition to the foregoing, wireless cable systems face potential competition from emerging trends and technologies in the cable television industry, including the following:

      In the future, the Company expects to face intense competition from numerous other companies offering video, audio and data products and services. Many of the Company's existing or potential competitors have substantially greater name recognition and financial, technical and human resources than the Company and may be better equipped to develop and operate systems providing subscription television service, high-speed Internet access and telephony services. The Company's principal existing and potential competitors are described below:

      Franchise Cable Systems. Currently, the Company's principal competitors are franchise cable companies that own local franchises to operate their systems in the Company's markets. Cable television service is currently available to the vast majority of U.S. television households. In most instances, the franchise cable operators with which the Company competes serve more subscribers on both a local and national level than the Company. Franchise cable companies typically offer a larger selection of programming than the Company. The Company seeks to compete with franchise cable companies by offering the most widely demanded programming choices at lower prices, combined with high-quality customer service.

      The Company believes that a number of franchise cable operators will be required to significantly upgrade their coaxial systems to provide digital programming, which will involve a substantial investment of capital. Many cable television providers are already in the process of upgrading their systems and other cable operators have announced their intentions to make significant upgrades. A number of proposed technological improvements, when fully completed, will permit cable companies to increase channel capacity, thereby increasing programming alternatives, and to deliver a better quality signal without significant upgrades to their systems.

      Many of the largest cable systems in the United States have announced plans to offer data and telephony service through upgraded networks, and have entered into agreements with major telephony providers to further these efforts. In some cases, trials of data and telephony services are underway. In the event that these trials are successful, the cable operators who are capable of offering both data and telephony services will have a competitive advantage over wireless companies if consumers choose to receive both their cable and telephone service from the same operator.

      Direct Broadcast Satellite ("DBS"). DBS involves the transmission of an encoded signal directly from a satellite to the customer's home. Because the signal is at a higher power level and frequency than most satellite-transmitted signals, its reception can be accomplished with a relatively small (18-inch) dish mounted on a rooftop or in the customer's yard. The cost of constructing and launching the satellites used to distribute DBS programming is substantial. When first introduced, DBS reception equipment for a single television set cost approximately $650 per customer, plus installation fees, service charges and off-air antenna installation, where applicable. Furthermore, each additional independent outlet requires a separate descrambling device at additional cost to the subscriber. These prices have decreased as additional competitors have entered the DBS market. Recent promotions have offered DBS reception equipment for less than $150 (exclusive of installation and other charges) when the consumer agrees to prepay a 1-year subscription fee. The Company's principal DBS competitors are described below.

      DirecTV, Inc. DirecTV, Inc. ("DirecTV"), which is substantially owned by GM-Hughes Electronics, successfully launched its first satellite in December 1993, its second satellite in August 1994, and a third satellite as an in-orbit spare in June 1995. The third satellite may also be operated by DirecTV to provide additional capacity. Each of DirecTV's satellites are high power satellites. As of December 31, 1996, according to trade publications, DirecTV served approximately 2.3 million subscribers. Recently, AT&T Corporation ("AT&T") and DirecTV entered into an exclusive agreement for AT&T to market and distribute DirecTV's DBS service and related equipment to AT&T's large customer base. As part of the agreement, AT&T made an initial investment of approximately $137.5 million to acquire 2.5% of the equity of DirecTV, with an option to increase its investment to up to 30% over five years. This agreement provides a significant base of potential customers for DirecTV's DBS systems and allows AT&T and DirecTV to offer customers a package of digital entertainment and communications services. AT&T and DirecTV have also announced plans to jointly develop new multimedia services for DirecTV under the agreement.

      United States Satellite Broadcasting Corporation ("USSB") owns and operates DBS spectrum on DirecTV's first satellite and offers a programming service separate from DirecTV's service. As of December 31, 1996, this programming service had over 25 channels of premium video programming not available from DirecTV. USSB's selection of programming services (and its use of transponders on the same satellite used by DirecTV, which enables subscribers to receive both DirecTV and USSB signals with a single satellite receiver) allows it to be marketed as a complementary service to DirecTV, partially offsetting the competitive handicap caused by its relatively limited channel capacity. According to trade publications, as of December 31, 1996, approximately one-half of DirecTV's 2.3 million subscribers received USSB programming.

      PrimeStar Partners ("PrimeStar") currently offers medium power Ku-band programming service to customers using dishes approximately 3 feet in diameter. PrimeStar is owned by a group of franchise cable operators and provides service nationwide. According to trade publications, PrimeStar had approximately 1.6 million subscribers as of December 31, 1996.

      EchoStar Communications Corporation ("EchoStar") launched a high power satellite in December 1995, commenced national broadcasting of programming channels in March 1996 and, as of December 31, 1996, broadcasted approximately 150 channels of programming. EchoStar has announced plans to increase its program offering through the launch of two additional satellites (one in each of 1997 and 1998). As of December 31, 1996, EchoStar had approximately 350,000 subscribers, according to trade publications.

      During 1996, MCI Communications Corporation ("MCI") acquired high power DBS spectrum with the capacity to offer over 200 channels of digital video programming for $682.5 million in an FCC auction. Thereafter, MCI entered into a joint venture with The News Corporation ("News Corp") to build and launch a high power digital satellite system. On February 24, 1997, EchoStar and News Corp announced that News Corp had agreed to acquire a 50% ownership interest in EchoStar in exchange for aggregate consideration of approximately $1.0 billion (such consideration consisting of cash and certain DBS assets). The EchoStar/ News Corp alliance, which will do business using the "Sky" brand name, announced that it plans to provide approximately 500 channels of digital programming, including local broadcast signals, by the end of 1998 to a majority of the continental United States. As a result of its alliance with News Corp, EchoStar will have substantially greater financial and other resources than the Company and can be expected to increase the competition that the Company encounters in the overall market for subscription television customers.

      C-band Satellite Program Distributors. The Company also competes with C-band satellite program distributors (also referred to as "backyard dish" or television receive only ("TVRO") systems). C-band systems have been popular (mostly in rural and semi-rural areas) since the late 1970s, and currently serve approximately 2.1 million subscribers in the aggregate, according to trade publications. The primary advantages of wireless cable systems over TVRO systems are lower equipment costs and broader availability of local programming. TVRO systems, on the other hand, enjoy the advantage of access to a wider variety of satellite programming and serve areas not served by franchise or wireless cable systems. A conventional TVRO antenna system costs in excess of $1,000 per subscriber, and subscribers are charged monthly fees for access to certain programming. TVRO systems typically cannot receive local off-air broadcast channels.

      Telephone Companies. Certain regional and long distance telephone companies could become significant competitors of the Company in the future, not only with respect to the Company's potential provision of local telephone services, but also because they have expressed an interest in becoming subscription television providers. The 1996 Act removes barriers to entry that previously inhibited telephone companies from competing, or made it more difficult for telephone companies to compete, in the provision of video programming and information services. Certain telephone companies have received authorization to test market video and other services in certain geographic areas using fiber optic cable and digital compression over existing telephone lines. Estimates for the timing of wide-scale employment of such multichannel video service vary, as several telephone companies have pushed back originally announced deployment schedules.

      As more telephone companies begin to provide subscription television programming and other information and communications services to their customers, significant additional competition for subscribers is expected to develop. Among other things, telephone companies have an existing relationship with substantially every household in their service area, substantial financial resources and an existing infrastructure, and may be able to subsidize the delivery of programming through their position as the sole source of telephone service to the home.

      VHF/UHF Broadcasters. Most areas of the United States are covered by traditional territorial over-the-air VHF/UHF broadcasters. Consumers can receive from 3 to 10 channels of over-the-air programming in most markets. These stations provide local, network and syndicated programming free of charge, but each major market is generally limited in the number of programming channels. Congress is expected to consider the release of additional digital spectrum for use by VHF/UHF broadcasters in the delivery of high definition television services later in 1997.

      Private Cable. Private cable is a multi-channel subscription television service where the programming is received by a satellite receiver and then transmitted via coaxial cable throughout private property, often multiple dwelling units ("MDUs"), without crossing public rights of way. Private cable operates under an agreement with a private landowner to service a specific MDU, commercial establishment or hotel. The FCC recently amended its rules to allow the provision of point-to-point delivery of video programming by private cable operators and other video delivery systems in the 18 GHz bandwidth. Private cable operators compete with the Company for exclusive rights of entry into MDUs.

      Local Multi-Point Distribution Service ("LMDS"). The Company does not plan to offer LMDS services. On March 13, 1997, the FCC released service and competitive bidding rules for LMDS, which is located at 27.5 to 28.35 GHZ, 29.1 to 29.25 GHZ and 31.0 to 31.3 GHZ in the frequency band. There will be one 1150 MHz LMDS license and one 150 MHz LMDS license awarded for each BTA, for a total of 986 authorizations. There will be no restrictions on the number of licenses an entity may hold, but incumbent licensees and cable companies will not be able to obtain the 1150 MHz licenses in-region for 3 years. A simultaneous multiple round auction will be scheduled for later this year. Certain issues regarding geographic partitioning and spectrum disaggregation are the subject of a pending rulemaking. The rules for use of the spectrum are relatively broad, but it is expected that the spectrum will be used for multichannel video programming, telephony, video communications and data services, including 2-way video communications.

Legal Proceedings
-----------------

      On October 1, 1996, an ex-employee (the "Defendant") filed a counterclaim against Scott A. Wendel and New England Wireless, Inc. ("NEW") in a defamation suit initially brought by Mr. Wendel. In the counterclaim, the Defendant alleges that NEW and Mr. Wendel created a hostile working environment which led to the constructive discharge of the Defendant. The Defendant alleges that she was constructively discharged because she notified him and other management of NEW of various misconduct on the part of Mr. Wendel, including alleged violations of "SEC Regulations". The suit is pending in Windham Superior Court, State of Vermont. The Defendant is seeking damages in an unspecified amount for humiliation, stress, mental anguish and lost wages. The Company believes that the Defendant's counterclaims are without merit.

      New England Wireless, Inc. ("NEW") and Scott A. Wendel have been sued by one of the original investors in that corporation and the ex-wife of another original investor in the State of Vermont, Windham Superior Court. The suit was filed on April 9, 1997. Plaintiffs claim that Mr. Wendel misrepresented material facts about himself and NEW and that they relied upon these representations when deciding to invest in NEW. The Company believes that the claims made by plaintiffs against Mr. Wendel and NEW are without merit, and intends to defend the case vigorously. The proceedings are at an early stage and the Company is not able to quantify the likelihood that it will prevail, nor the likely magnitude of a damages award in the event it should not prevail.

      A former administrative assistant with NEW filed a complaint on April 25, 1997 with the Vermont Attorney General's Office alleging sexual harassment in the workplace The plaintiff raised the same claims with the Department of Employment and Training when seeking unemployment compensation for constructive discharge. After considering those claims, the Department of Employment and Training denied her claim for unemployment compensation. NEW has indicated to the Attorney General's Office a willingness to mediate the claims, but believes the claims to be wholly without merit. No investigation has begun by the Attorney General's Office except to request a response from NEW to the Plaintiff's charges.

      In addition, two persons who previously provided services to the Company have advanced claims that the Company is obligated to issue up to 60,000 shares of its common stock to them as consideration for such services. Management of the Company believes that any obligation it may have had to issue such compensation has expired. The Company intends to contest such claims if asserted in formal legal proceedings, there can be no assurance that it will prevail in doing so.

Employees
---------

      As of December 31, 1996, the Company had a total of 15 full-time employees and expects to have approximately 25 full-time employees in the next 12 months. In addition, the Company may engage up to 4 persons as contract labor for installations in the Mount Mansfield System during the next 12 months. All of the Company's employees are working in the Mount Mansfield System. None of the Company's employees is subject to a collective bargaining agreement. The Company has experienced no work stoppages and believes that it has good relations with its employees.

      In January 1997, the Company settled a claim of wrongful termination instituted by a former employee.

Properties
----------

      The Company owns the real property where its headquarters are located in Ascutney, Vermont. The Company's property consists of a building located on 4.6 acres which includes approximately 1,250 feet of office space. The Company acquired the property in July 1994 for $106,000.

      The Company also leases approximately 900 square feet for its executive offices in Jericho, Vermont, for a monthly rental of $1,792. In addition to office space, the Company leases space at the transmission site for the Mount Mansfield System under 2 separate lease agreements for an aggregate monthly rental of $1,728. The leases each have terms of 5 years with 2 renewal options remaining of 5 years each. The leases include space on the top of a transmission tower, a concrete block and brick building which houses receiving and transmission equipment and space for an exterior pad which supports 3 satellite dish receivers. The Company expects to lease additional office and transmitter space when it launches additional wireless cable systems.

                                  MANAGEMENT

Directors and Executive Officers
--------------------------------

      The following table lists certain information about the directors and executive officers of the Company and the person who has agreed to become a director of the Company upon the closing of this offering:

         Name                     Age            Position
         ------------------------------------------------

         Alan R. Ackerman          66            Chairman of the Board
         Scott A. Wendel           42            President, CEO, Director
         Harold Doran              64            Secretary-Treasurer, Director
         Jack Polak                85            Director

      Alan R. Ackerman is the founder and principal shareholder of the Company. He served as Chief Executive Officer of the Company until August 1997. He is also Executive Vice President of Investments for Fahnestock and Co., Inc., New York, New York, a broker/dealer member of the National Association of Securities Dealers, Inc. and a member of the New York Stock Exchange, a position he has held since January 1993. From 1990 to 1993, Mr. Ackerman served as Executive Vice President of Reich & Co., Inc., the predecessor to Fahnestock and Co., Inc. Mr. Ackerman has also served on the Board of Directors of Asphalt Green, a New York City non-profit corporation engaged in affording recreational opportunities to underprivileged youth.

      Scott A. Wendel was appointed as CEO and as a Director of the Company in August 1997. He is a founder of and has served as Chief Operating Officer of NEW since its inception in 1991. Mr. Wendel has served as NEW's President since 1995.

      Harold Doran has served as Chief Financial Officer of NEW since 1991 and was appointed a Director of the Company in August 1997.

      Jack Polak is a member of the Board of Directors of K.T.I., Inc. of Guttenberg, New Jersey, a computer and waste-to-energy company, and C.C.A. Industries of Secaucus, New Jersey, which manufactures health and beauty aid products. Mr. Polak also serves as a director of Omni Offices of Atlanta, Georgia, a privately-held company which subleases offices and provides office services in various cities across the United States. Mr. Polak was knighted by Queen Beatrix of the Netherlands on December 31, 1992 for his work as President of the Anne Frank Center, U.S.A. and for other activities. He was appointed to the Board of Directors of the Company in August 1997.

      Upon completion of the offering, the Company intends to hire a new Chief Executive Officer and a new Chief Financial Officer.

      Each Director of the Company holds such position until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. The officers hold office until the first meeting of the Board of Directors following the annual meeting of shareholders and until their successors are chosen and qualified, subject to early removal by the Board of Directors.

Advisory Board
--------------

      In addition to its Board of Directors, the Company expects to utilize an advisory board to consult with it regarding salient business issues and community affairs issues. Accordingly, the Company's Advisory Board is expected to be divided into two committees, a Business Advisory Committee and a Community Affairs Committee. The Company expects that the advisory board will meet on a quarterly basis.

      The following persons are expected to serve on the Business Committee of the Advisory Board:

      Gerald M. Dash. Gerald M. Dash has served as the director of Marketing and Sales of Bell Atlantic Video Services, Inc., in Chesapeake, Virginia, since September 1996. In that capacity, he assisted in the preparation and development of a digital television system in Hampton Roads, Virginia. Prior to that time, he served as a consultant (from February to September 1996) and as Vice President, Sales (from 1992) of People's Choice-TV Inc. , a wireless cable television company located in Tucson, Arizona.

      Brian Kiernan. Brian Kiernan is Senior Vice President of InterDigital Communications Corporation ("IDC") of King of Prussia, Pennsylvania with responsibility for development of new market and product initiatives, a position he had held since 1993. IDC is devoted to the development and use of technologies to be employed in various communications activities. Prior to that time, Mr. Kiernan was President of USTC World Trade Corporation, an international sales and marketing subsidiary of IDC's predecessor company, International Mobile Machines ("IMM") from 1991 to 1992. Prior to holding that position, Mr. Kiernan was IMM's Vice President of Engineering and Operations with responsibilities for areas of product development and sales engineering, manufacture, product support and quality assurance.

      William McLendon. William McLendon has been President and a director of Sight Resources Corporation of Boston, Massachusetts, which provides eye care products and services, since its inception in 1992 and Chief Executive Officer since April 1994. Mr. McLendon serves as Vice President and Chief Financial Officer of IBIS Technology Corporation, a manufacturer of silicone based materials for semi-conductors, from 1990 to 1993. Prior thereto, Mr. McLendon was the Vice President, Chief Financial Officer and Treasurer of Summit Technology, Inc. from 1986 to 1990 and was Vice President and Chief Financial Officer of Zymet, Inc. from 1983 to 1985.

      Robert Morris. Robert Morris serves as a principal of the Strategic Development Group of New York, New York. In that capacity, Mr. Morris provides consulting services including profit and loss management, business development, strategic planning, project management, and sales and marketing. Mr. Morris previously served as director of marketing and sales for the media products group of Memorex Corporation. Mr. Morris has also held director, vice-president and president positions with NameBreak, Paro and Dimensional Visions Group.

      Gregory W. Oswald. Gregory W. Oswald has served as President of Northstar Communications, a company engaged in the wireless cable communications business in the far western portions of the United States, since January 1994. Mr. Oswald also serves as President of GWO Associates, a consulting firm located in [?], engaged in financing, start-up and operations of broadcasting, cable television and wireless cable television businesses. From July 1988 until September 1992, Mr. Oswald served as President of Capital Wireless Corporation, a wireless cable operator located in New York and Tennessee and also served as President of Tri-Mark Communications, Ltd. a wireless cable operator with operations in the western portion in the United States.

      The members of the Community Affairs Committee of the Advisory Board are as follows:

      D. Thomas Burns. D. Thomas Burns is one of the founders of New England Wireless, Inc. Mr. Burns is president of D. Thomas Burns Realty, Inc., a commercial and residential real estate brokerage firm.

      Nils Bonde-Henriksen. Nils Bonde-Henriksen serves as Manager of Corporate Communications at Sight Resources Corporation of Burlington, Massachusetts, a company which provides eye care products and services. Prior to that time, Mr. Bonde-Henriksen served as a development consultant in Cambridge, Massachusetts providing real estate appraisal, real estate marketing consultation and associated services.

      Albert Kalter. Albert Kalter is engaged in the private practice of law in his own firm in New York, New York. Mr. Kalter specializes in taxation, with particular focus on estate and gift tax issues. Mr. Kalter is also Chairman and Professor of Taxation, Pace University Lubin School of Business, and Adjunct Professor of Law, New York Law School.

      Norman Segal. Norman Segal is a member of the Board of Directors of the New College Library Association in Sarasota, Florida and served as Chairman of the New College Book Fair and Reading Festival, an annual event promoting reading skills for children and adults. He is also involved with fundraising on behalf of Suncoast Gerontology of Tampa, Florida, which is engaged in research activities regarding Alzheimer's Disease.

Executive Compensation
----------------------

      Summary Compensation Table. The following table sets forth the compensation awarded or paid to, or earned by, the Company's President. No executive officer of the Company received compensation in excess of $100,000 during the Company's last completed fiscal year.

                              Annual Compensation

                                    Fiscal                             Other Annual      All Other
Name and Principal Position         Year        Salary      Bonus      Compensation      Compensation
-----------------------------------------------------------------------------------------------------

Alan R. Ackerman CEO                1996        $     0     0          0                 0
                                    1995        $     0     0          0                 0

Scott A. Wendel                     1996        $62,000     0          0                 0
                                    1995        $62,000     0          0                 0

Harold Doran                        1996        $60,000     0          0                 0
                                    1995        $60,000     0          0                 0

      Mr. Ackerman is not currently a full-time employee of the Company. In August 1997, the Company declared a bonus to Mr. Ackerman in the form of options to purchase 402,776 shares of its common stock. The warrants and exercisable during either: (i) the period commencing on the thirteenth month and ending on the thirty-six month following the Company's initial public offering; or (ii) the five year period ended January 1, 2002 if the offering has not been declared effective by the Securities and Exchange Commission on or before December 31, 1997. The warrants are exercisable at $3.00 per share.

                             CERTAIN TRANSACTIONS

      Upon its incorporation in April 1994, the Company issued 1,509,235 shares of its Common Stock to Mr. Ackerman for total consideration of $15,000. In addition, Mr. Ackerman exchanged $250,000 of prior indebtedness of New England Wireless, Inc. ("NEW") to him for 83,334 shares of the Company's Common Stock on the same terms and conditions as other note holders of NEW on March 11, 1995. Mr. Ackerman has made loans to the Company of approximately $1,611,065, as to which approximately $30,000 in interest payments have been made to him. The Company plans to repay $1,200,000 of such indebtedness out of the proceeds of the offering. Mr. Ackerman has agreed to permit the repayment of the balance of his loan over a 5 year period at an interest rate of 7.5%.

      The Company has also agreed to issue to Mr. Ackerman Options to purchase 402,776 shares of the Company's common stock exercisable at the lesser of $3.00 per share or 50% of the price at which shares of common stock are issued in the offering. The Company has agreed to issue such Warrants on the same basis as Warrants it issued to other shareholders who acquired their shares through conversion of indebtedness of NEW in connection with the Company's acquisition of NEW through a merger with a subsidiary in March 1995, and other persons who have extended loans to the Company.

      Scott A. Wendel acquired all of his common stock in the Company through his exchange of shares of common stock of NEW on the same terms and conditions as other shareholders of NEW in connection with the merger of NEW with a subsidiary of the Company in March 1995.

      The Company also loaned $15,000 to another company in which Mr. Wendel was an officer in 1996. The loan was repaid in full in October 1996.

      Except as set forth, there are currently no proposed transactions between the Company and its officers, directors, shareholders, and affiliates. Although future transactions between the Company and such parties are possible, including a transaction relating to a business opportunity, the Board of Directors of the Company has adopted a policy regarding transactions between the Company and any officer, director or affiliate, including loan transactions, requiring that all such transactions be approved by a majority of the independent and disinterested members of the Board of Directors and that all such transactions be for a bona fide business purpose and be entered into on terms at least as favorable to the Company as could be obtained from unaffiliated independent third parties.

                            PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock by all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock, each director, and all officers and directors of the Company as a group, as of the date of this Prospectus, and their percentage ownership of Common Stock after completion of this offering:

Name and Address of Beneficial     Amount and Nature                   Percent of Outstanding Stock
Owner or Identity of Group         of Beneficial Ownership(9)     Before Offering      After Offering(10)
---------------------------------------------------------------------------------------------------------

Alan R. Ackerman                   1,592,569
Scott A. Wendel                       97,638
Harold Doran                          36,052
Jack Polak                                 0

All officers and directors as      1,726,259
 a group (4) persons

--------------------
<F9>  Except as otherwise indicated, all stockholders have sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names. In addition, the Company has agreed to issue to Alan R. Ackerman Options to issue 402,776 shares of its common stock at an exercise price of the lesser of $3.00 or 50% of the initial public offering price per share.
<F10> Based on 4,108,961 shares of Common Stock outstanding immediately after this offering. Accordingly, assumes no exercise of the Underwriter's over-allotment option.

                                 UNDERWRITING

      DuPont Securities, Inc. (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase 1,250,000 Units each consisting of one share of Common Stock and one redeemable Common Stock Purchase Warrant from the Company and the Company has agreed to sell such Units to the Underwriter. The Underwriter is committed to take and pay for all such securities, if any are taken.

      The Underwriter was formed in April, 1997, and has no prior experience in connection with public offerings. See "RISK FACTORS".

      The Underwriter proposes to offer the shares of Common Stock and the Warrants to the public at the per Unit initial offering price set forth on the cover page of this Prospectus and to offer part of such securities to certain dealers at such prices, less concessions not exceeding $.60 per Unit.

      The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Act. To the extent that this section may purport to provide exculpation from possible liabilities arising under the federal securities laws, it is the Commission that such indemnification is contrary to public policy and unenforceable.

      The Company has agreed to pay to the Underwriter a non-accountable expense allowance of 3 percent (3%) of the gross proceeds of this offering (including any securities purchased pursuant to the Underwriter's over-allotment option).

      Upon the exercise of any Warrants and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers and the Rules and Regulations of the Commission the Company has agreed to pay the Underwriter a commission equal to ten percent (10%) of the gross proceeds received by the Company from the exercise of the Warrants. No compensation will be paid to the Underwriter in connection with the exercise of the Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants were held in discretionary accounts, (c) the Warrants are exercised in an unsolicited transaction, (d) disclosure of compensation arrangements was not made at the time of the offering and the exercise of the Warrant, or (e) the solicitation of the exercise of the Warrant did not comply with Rule 10b-6 promulgated under the Securities Exchange Act of 1934.

      The Company has agreed to sell to the Underwriter or its designees, at nominal consideration, a total of 125,000 Warrants (the "Underwriter's Warrants") to purchase a like number of Units of the Company. The Underwriter's Warrants will be exercisable at a per Unit price of 120% of the public offering price per Unit. The Underwriter's Warrants will be exercisable for a period of 5 years commencing on the date of this Prospectus. Such Warrants and their underlying securities will not be transferable for 1 year from the date hereof except to other underwriters, if any, and selected dealers, officers and partners thereof. Any profit realized upon any resale of the Underwriter's Warrants or upon any sale of the shares of Common Stock or Warrants underlying the same may be deemed to be additional Underwriter's compensation. The Company has agreed to register (or file a post-effective amendment with respect to any registration statement registering) the Underwriter's Warrants and their underlying securities under the Securities Act at its expense subject to the rules and regulations of the National Association of Securities Dealers, Inc.

      For the life of the Underwriter's Warrants, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price for the Common Stock of the Company without assuming the risk of ownership, with a resulting dilution in the interest of other security holder. As long as such Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holder of such Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by the Underwriter's Warrants.

      The Company has also agreed to pay to the Underwriter a mergers and acquisitions finder's fee, ranging from five percent (5%) of the first $1 million to three percent (3%) of the excess over $2 million of the consideration involved in any transaction consummated by the Company in which the Underwriter introduced the other party.

      The Company has agreed to provide to the Underwriter the right to designate a member of its board of directors for a period of 3 years. The Underwriter has not designated any such representative to date. Prior to this offering, there has been no public market for the Common Stock. Accordingly, the offering price of the shares of Common Stock was determined by negotiation between the Company and the Underwriting. Factors considered in determining such price, in addition to prevailing marketing conditions, included the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the general condition of the securities market, and such other factors as were deemed relevant.

                           DESCRIPTION OF SECURITIES

      The Company will issue pursuant to the Offering, 1,250,000 Units each consisting of one share of Common Stock and one Redeemable Common
Stock Purchase Warrant.

Common Stock
------------

      The Company is authorized to issue 20,000,000 shares of Common Stock, $.01 par value, of which 2,858,961 shares are issued (or to be issued) and outstanding. The issued and outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock are entitled to 1 vote for each share held of record on all matters submitted to a vote of shareholders and may not cumulate their votes for the election of directors. Shares of Common Stock are not redeemable, do not have any conversion or preemptive rights and are not subject to further calls or assessments once fully paid.

      Holders of Common Stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to any prior rights accruing to any holders of preferred stock of the Company. Upon liquidation or dissolution of the Company, holders of shares of Common Stock will be entitled to share proportionately in all assets available for distribution to such holders. As of July 31, 1997, there were 70 registered holders of the Company's Common Stock, and the Company had agreed to issue its shares to 1 additional person in conversion of indebtedness of the Company to that person.

Common Stock Purchase Warrants
------------------------------

      The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respect by reference to the actual text of the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part. See "ADDITIONAL INFORMATION."

      The Company is offering hereby an aggregate of 1,250,000 Warrants (1,437,500 if the Underwriter's over-allotment option is exercised in full). Each Warrant entitles the holder thereof to purchase, at any time from the date of this Prospectus through the fifth anniversary of the date of this Prospectus, one share of Common Stock at a price of $__per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

      The Warrants are subject to redemption by the Company, at any time commencing 12 months after the date of this Prospectus, at a price of $.10 per Warrant upon 30 days prior written notice if the closing sale or bid price per share of the Common Stock equals or exceeds $9.00 per share for the 20 trading days ending on the third trading day prior to the mailing of the notice of the redemption. The exercise price of the Warrants should in no event be regarded as an indication of any future market price of the securities offered hereby.

      The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock. The Warrants do not confer upon holder any voting or any other rights as shareholders of the Company.

      The Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Warrants reside in order to comply with applicable laws in connection with the exercise of Warrants and the resale of the Common Stock issued upon such exercise. The Company, therefore, will be required to file post-effective amendments to its registration statement when subsequent events require such amendments in order to continue the registration of the Common Stock underlying the Warrants and to take appropriate action under state securities laws. There can be no assurance that the Company will be able to keep its registration statement current or to effect appropriate action under applicable state securities laws. Its failure to do so may restrict the ability of the Warrant holders to exercise the Warrants and resell or otherwise dispose of the underlying Common Stock. See "RISK FACTORS - Non-Registration of Securities in Certain Jurisdictions."

Transfer Agent or Registrar
---------------------------

      The Transfer Agent and Registrar for the Company is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

Shares Eligible for Future Sale
-------------------------------

      Upon completion of this offering, members of management and other existing shareholders of the Company will own 2,858,961 shares of Common Stock of the Company, representing approximately 70% of the outstanding shares of Common Stock immediately following the offering. All of these shares are deemed "restricted securities" as defined by Rule 144 under the Securities Act of 1933, as amended (the "Act") and were acquired or were derived from securities purchased prior to the date hereof. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a 1-year holding period may, under certain circumstances, sell within any 3-month period a number of restricted securities which does not exceed the greater of one percent (1%) of the shares outstanding or the average weekly trading volume during the 4 calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities by a person who is not an affiliate of the Company and has satisfied a 2-year holding period without any quantity limitations. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Common Stock. The vast majority of shares issued prior to inception of the offering (other than shares held by affiliates and shares not issued yet pursuant to Warrants previously issued) may be sold pursuant to Rule 144 immediately after completion of the offering; however, the management shareholders of the Company have agreed with the Underwriter not to offer or sell any shares of Common Stock for a period of 2 years following the date of this Prospectus.

                                 LEGAL MATTERS

      The validity of the securities offered by this Prospectus will be passed upon for the Company by Gravel and Shea, a Professional Corporation, of Burlington, Vermont. Lester Morse, P.C. of Great Neck, New York, has served as counsel to the Underwriter in connection with this offering.

                                    EXPERTS

      The consolidated financial statements of the Company and subsidiary as of June 30, 1996 and for the year ended December 31, 1994, the 6-month period ended June 30, 1995 and the year ended June 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the substantial doubt about the Company's ability to continue as a going concern, as discussed in Note A to the Financial Statements) appearing in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

      The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the Common Stock and Warrants to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Shares and Warrants offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be copied and inspected, without change, at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at 1801 California Street, Suite 4800, Denver, Colorado 80202-2648 and 7 World Trade Center, Suite 1300, New York, NY 10048.Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, DC 20549, upon payment of certain fees prescribed by the Commission. Electronic registration statements made through the Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov).


                             FINANCIAL STATEMENTS


                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY


                                - I N D E X -



                                                                         PAGE
                                                                        NUMBER
                                                                        ------

REPORT OF INDEPENDENT AUDITORS                                            F-2

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 1996 AND MARCH 31, 1997
 (UNAUDITED)                                                              F-3

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
 1994, THE SIX-MONTH PERIOD ENDED JUNE 30, 1995, THE YEAR ENDED
 JUNE 30, 1996 AND THE NINE-MONTH PERIODS (UNAUDITED) ENDED MARCH 31,
 1996 AND 1997                                                            F-4

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL
 DEFICIENCY) FOR THE YEAR ENDED DECEMBER 31, 1994, FOR THE SIX-MONTH
 PERIOD ENDED JUNE 30, 1995, THE YEAR ENDED JUNE 30, 1996 AND FOR
 THE NINE-MONTH PERIOD (UNAUDITED) ENDED MARCH 31, 1997                   F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31,
 1994, THE SIX-MONTH PERIOD ENDED JUNE 30, 1995, THE YEAR ENDED
 JUNE 30, 1996, THE NINE-MONTH PERIODS (UNAUDITED) ENDED MARCH 31,
 1996 AND 1997                                                            F-6


NOTES TO FINANCIAL STATEMENTS                                             F-7

                       REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Worldwide Wireless, Inc.
Ascutney, Vermont


      We have audited the accompanying consolidated balance sheet of Worldwide Wireless, Inc. and subsidiary (the "Company") as at June 30, 1996 and the related consolidated statements of operations and changes in capital deficiency and cash flows for the year ended December 31, 1994, the six-month period ended June 30, 1995 and the year ended June 30, 1996. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Worldwide Wireless, Inc. and subsidiary at June 30, 1996 and the results of its operations and its cash flows for the year ended December 31, 1994, the six-month period ended June 30, 1995 and the year ended June 30, 1996 in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has sustained operating losses since inception, has a working capital deficiency and is delinquent in making certain lease payments to wireless channel license holders and sublessors. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


New York, New York
December 2, 1996

With respect to Note L
August 12, 1997

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY
                                  (Note A)

                         CONSOLIDATED BALANCE SHEETS


                                                                 June 30,       March 31,
                                                                   1996            1997
                                                               ------------    ------------
                                                                               (Unaudited)

                       A S S E T S
                       -----------
Current assets:
  Cash. . . . . . . . . . . . . . . . . . . . . . . . . . .    $      2,396    $     14,477
  Accounts receivable . . . . . . . . . . . . . . . . . . .           8,407           6,340
  Notes receivable (Note G) . . . . . . . . . . . . . . . .          20,000
  Prepaid expenses and other current assets . . . . . . . .          47,073          62,827
                                                               ----------------------------
      Total current assets. . . . . . . . . . . . . . . . .          77,876          83,644

Property and equipment, net (Notes B[2], C and E[2]). . . .       1,669,657       1,334,196
Wireless channel rights (Notes B[3] and D). . . . . . . . .         133,323         117,771
Installation labor (Note B[6]). . . . . . . . . . . . . . .          36,610          40,006
Security deposits and other assets. . . . . . . . . . . . .          20,850          15,776
                                                               ----------------------------
      T O T A L . . . . . . . . . . . . . . . . . . . . . .    $  1,938,316    $  1,591,393
                                                               ============================

                  L I A B I L I T I E S
                  ---------------------

Current liabilities:
  Current portion of mortgages payable (Note E[2]). . . . .    $      2,069    $      2,234
  Accounts payable. . . . . . . . . . . . . . . . . . . . .         701,717         523,402
  Accrued expenses. . . . . . . . . . . . . . . . . . . . .         353,289         533,526
  Notes payable, net (Note J) . . . . . . . . . . . . . . .       1,912,585       2,502,519
                                                               ----------------------------
      Total current liabilities . . . . . . . . . . . . . .       2,969,660       3,561,681

Mortgages payable (Note E[2]) . . . . . . . . . . . . . . .          71,548          69,889
                                                               ----------------------------
      Total liabilities . . . . . . . . . . . . . . . . . .       3,041,208       3,631,570
                                                               ----------------------------

Commitments and other matters (Notes D, E, F and K)

                    CAPITAL DEFICIENCY
                    ------------------

Preferred stock - authorized 2,500,000 shares; none issued
 and outstanding
Common stock - par value $.01 per share; authorized
 20,000,000 shares; outstanding and to be issued, 2,763,398
 and 2,788,961 shares, respectively . . . . . . . . . . . .          27,634          27,890
Additional paid-in capital. . . . . . . . . . . . . . . . .         403,896         687,357
Accumulated deficit . . . . . . . . . . . . . . . . . . . .      (1,534,422)     (2,755,424)
                                                               ----------------------------

      Total capital deficiency. . . . . . . . . . . . . . .      (1,102,892)     (2,040,177)
                                                               ----------------------------

      T O T A L . . . . . . . . . . . . . . . . . . . . . .    $  1,938,316    $  1,591,393
                                                               ============================



       Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY
                                  (Note A)

                    CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                         Six Months                   Nine Months   Nine Months
                                                          Year Ended       Ended       Year Ended        Ended         Ended
                                                         December 31,     June 30,      June 30,       March 31,     March 31,
                                                             1994          1995           1996           1996          1997
                                                         ------------   -----------   ------------    -----------   -----------
                                                                                                      (Unaudited)   (Unaudited)

Service revenues. . . . . . . . . . . . . . . . . . .     $   82,398    $  112,574    $    323,144    $  239,021    $    260,336
                                                          ----------------------------------------------------------------------
Costs and expenses:
  Service cost. . . . . . . . . . . . . . . . . . . .          8,930        27,712          91,606        67,877          76,623
  Programming and license fees. . . . . . . . . . . .        552,905       276,953         799,285       594,430         631,212
  Selling, general and administrative expenses. . . .        427,498       267,488         384,140       292,331         449,292
                                                          ----------------------------------------------------------------------

      Total costs and expenses. . . . . . . . . . . .        989,333       572,153       1,275,031       954,638       1,157,127
                                                          ----------------------------------------------------------------------

(Loss) from operations. . . . . . . . . . . . . . . .       (906,935)     (459,579)       (951,887)     (715,617)       (896,791)
Interest (expense). . . . . . . . . . . . . . . . . .        (77,449)      (50,083)       (172,410)      (98,494)       (282,515)
Miscellaneous income (expense). . . . . . . . . . . .            271        (8,281)         (6,948)       (3,766)        (41,696)
                                                          ----------------------------------------------------------------------

NET (LOSS). . . . . . . . . . . . . . . . . . . . . .     $ (984,113)   $ (517,943)   $ (1,131,245)   $ (817,877)   $ (1,221,002)
                                                          ======================================================================

Net (loss) per common share . . . . . . . . . . . . .     $     (.43)   $     (.19)   $       (.40)   $     (.29)   $       (.43)
                                                          ======================================================================

Weighted average number of common shares
 outstanding. . . . . . . . . . . . . . . . . . . . .      2,310,391     2,763,398       2,836,461      2,836,461      2,836,461
                                                          ======================================================================



        Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY
                                  (Note A)

          CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY



                                                                             Additional
                                                                              Paid-in     Subscription  Accumulated
                                                         Shares    Amount     Capital      Receivable     Deficit        Total
                                                        ---------  -------  ------------  ------------  ------------  -----------

Balance at January 1, 1994. . . . . . . . . . . . . .     801,156  $ 8,012  $ 1,051,097                 $  (998,282)  $    60,827

Founder's common stock. . . . . . . . . . . . . . . .   1,509,235   15,092          (92)    $(15,000)                          -0-
Net (loss) for the year ended December 31, 1994 . . .                                                      (984,113)     (984,113)
                                                        -------------------------------------------------------------------------
Balance at December 31, 1994. . . . . . . . . . . . .   2,310,391   23,104    1,051,005      (15,000)    (1,982,395)     (923,286)

Conversion of notes payable to common stock including
 83,334 shares to be issued . . . . . . . . . . . . .     388,007    3,880    1,160,120                                 1,164,000
Restructuring expense . . . . . . . . . . . . . . . .                            46,299                                    46,299
Collection of subscription. . . . . . . . . . . . . .                                         15,000                       15,000
Common stock issued for services rendered . . . . . .      25,000      250       74,750                                    75,000
Common stock issued . . . . . . . . . . . . . . . . .      40,000      400      119,600                                   120,000
Cumulative loss of S corp. prior to conversion to C
 corp. status . . . . . . . . . . . . . . . . . . . .                        (2,097,161)                   2,097,161           -0-
Net (loss) for the six-month period ended
 June 30, 1995. . . . . . . . . . . . . . . . . . . .                                                       (517,943)    (517,943)
                                                        -------------------------------------------------------------------------
Balance at June 30, 1995. . . . . . . . . . . . . . .   2,763,398   27,634      354,613           -0-       (403,177)     (20,930)

Warrants issued in connection with financing. . . . .                            49,283                                    49,283
Net (loss) for the year ended June 30, 1996 . . . . .                                                     (1,131,245)  (1,131,245)
                                                        -------------------------------------------------------------------------
Balance at June 30, 1996. . . . . . . . . . . . . . .   2,763,398   27,634      403,896                   (1,534,422)  (1,102,892)

Litigation settlement paid by shareholders. . . . . .                           108,150                                   108,150
Common stock issued on conversion of debt . . . . . .      25,000      250       87,250                                    87,500
Common stock issued on conversion of interest . . . .         563        6        1,964                                     1,970
Warrants issued in connection with financing. . . . .                            86,097                                    86,097
Net (loss) for the period ended March 31, 1997
 (unaudited). . . . . . . . . . . . . . . . . . . . .                                                     (1,221,002)  (1,221,002)
                                                        -------------------------------------------------------------------------

BALANCE AT March 31, 1997 (Unaudited) . . . . . . . .   2,788,961  $27,890  $   687,357     $     -0-    $(2,755,424) $(2,040,177)
                                                        =========================================================================


        Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY
                                  (Note A)

                    CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                            Six Months                  Nine Months    Nine Months
                                                             Year Ended       Ended       Year Ended       Ended          Ended
                                                            December 31,     June 30,      June 30,      March 31,      March 31,
                                                                1994          1995           1996          1996           1997
                                                            ------------   -----------   ------------   -----------   ------------
                                                                                                        (Unaudited)   (Unaudited)

Cash flows from operating activities:
  Net (loss) . . . . . . . . . . . . . . . . . . . . . .    $  (984,113)   $ (517,943)   $(1,131,245)   $(817,877)    $(1,221,002)
  Adjustments to reconcile net (loss) to net cash (used
   in) provided by operating activities:
    Depreciation and amortization. . . . . . . . . . . .        135,783       130,253        395,783      294,127         305,309
    Loss on disposal of equipment. . . . . . . . . . . .                                                                   50,500
    Noncash restructuring charge . . . . . . . . . . . .                       46,299
    Noncash litigation settlement. . . . . . . . . . . .                                                                  108,150
    Noncash compensation expense . . . . . . . . . . . .                       75,000
    Noncash interest expense . . . . . . . . . . . . . .                                                                    1,970
    Amortization of debt discount. . . . . . . . . . . .                                      33,503       11,723          98,831
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable . . . .         (3,367)         (162)        (4,878)      (2,254)          2,067
      (Increase) decrease in prepaid expenses and other
       current assets. . . . . . . . . . . . . . . . . .        (40,713)       12,954          6,653       (1,973)        (15,754)
      (Increase) decrease in security deposits and other
       assets. . . . . . . . . . . . . . . . . . . . . .         (3,885)         (985)         1,435        1,435           2,500
      Increase in accounts payable and accrued expenses.        358,417        90,436        422,432      677,104           1,922
                                                            ---------------------------------------------------------------------
        Net cash (used in) provided by operating
         activities. . . . . . . . . . . . . . . . . . .       (537,878)     (164,148)      (276,317)     162,285        (665,507)
                                                            ---------------------------------------------------------------------

Cash flows from investing activities:
  Additions to property and equipment. . . . . . . . . .     (1,251,771)     (136,049)      (797,185)    (786,641)        (26,338)
  Proceeds on disposals of property and equipment. . . .                                                                   29,600
  Additions to wireless channel rights . . . . . . . . .         (5,973)       (6,856)
  Proceeds on disposal of wireless channel rights. . . .                        4,000
  Additions to installation labor. . . . . . . . . . . .        (21,000)       (7,905)       (16,485)     (13,355)         (8,880)
  (Increase) decrease in notes receivable. . . . . . . .        (15,000)                      (5,000)      (5,000)         20,000
                                                            ---------------------------------------------------------------------
        Net cash (used in) provided by investing
         activities. . . . . . . . . . . . . . . . . . .     (1,293,744)     (146,810)      (818,670)    (804,996)         14,382
                                                            ---------------------------------------------------------------------

Cash flows from financing activities:
  Repayment of debt. . . . . . . . . . . . . . . . . . .         (5,976)       (3,704)        (3,910)      (3,429)         (1,494)
  Property mortgages . . . . . . . . . . . . . . . . . .         77,273
  Issuance of promissory notes . . . . . . . . . . . . .      1,712,466       182,500      1,097,399      646,799         664,700
  Proceeds from issuance of common stock . . . . . . . .                      135,000
  Advances to stockholders . . . . . . . . . . . . . . .         (9,300)
                                                            ---------------------------------------------------------------------
        Net cash provided by financing activities. . . .      1,774,463       313,796      1,093,489      643,370         663,206
                                                            ---------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH. . . . . . . . . . . . .        (57,159)        2,838        (1,498)          659          12,081

Cash - beginning of period . . . . . . . . . . . . . . .         58,215         1,056         3,894         3,894           2,396
                                                            ---------------------------------------------------------------------
CASH - END OF PERIOD . . . . . . . . . . . . . . . . . .    $     1,056    $    3,894    $    2,396     $   4,553     $    14,477
                                                            =====================================================================
Supplemental disclosure of cash flow information:
  Cash paid for:
    Interest . . . . . . . . . . . . . . . . . . . . . .                   $    1,870    $   28,907     $   6,771     $    28,714
                                                                           ======================================================
Supplemental schedule of noncash financing activities:
  Conversion of notes payable to equity. . . . . . . . .                   $1,164,000                                 $    87,500
                                                                           ==========                                 ===========



       Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE A) - The Company and Basis of Presentation:

      Worldwide Wireless, Inc., a Delaware Corporation, ("Worldwide" or the "Company"), through its wholly-owned subsidiary, is engaged in investing, leasing, and purchasing wireless channel rights (including multi-channel, multi-point distribution services ("MMDS") licenses and instructional television fixed services ("ITFS") licenses) and operating wireless cable systems. Substantial financing will be required by the Company to fund its operating activities. There is no assurance that such financing will be available when needed or that the Company's efforts to develop its business will be successful.

      Prior to March 1995 Worldwide had not commenced operations. In March, 1995, the Company's founder and sole stockholder approved a merger with New England Wireless, Inc. ("NEWI"), a Vermont corporation through its wholly owned subsidiary, N.E.W. Acquisition Co., Inc. Accordingly, NEWI is treated as a predecessor entity and as the merger survivor, became the Company's wholly owned operating subsidiary. In connection with the merger, all of NEWI's 10,000 shares of outstanding common stock were exchanged for 801,156 shares of the Company's common stock. The merger was treated for accounting purposes as a capital transaction rather than a business combination. In connection with this recapitalization/reorganization, assets and liabilities were recorded at their historical amounts. Concurrent with the merger, the Company and creditors of NEWI agreed to exchange certain notes aggregating $1,164,000 in consideration of receiving 388,007 shares of the Company's common stock. In addition, Worldwide issued notes payable in the amount of $680,466 to its founder in exchange for debt of NEWI owed to him. Selling, general and administrative expenses for the six-month period ended June 30, 1995 include a charge of $46,299 in connection with this restructuring.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained recurring operating losses since inception and such losses are expected to continue. As a result, the Company has a substantial working capital deficiency and a capital deficiency and lacks the resources to repay its indebtedness which is due and payable on demand. In addition, the Company is delinquent in making the monthly lease payments for its tower site and to the wireless channel license holders and sublessors. These factors raise substantial doubt about the Company's ability to continue as a going concern. Continuation of the Company is dependent upon its ability to maintain its wireless channel rights under license, obtain additional debt or equity financing and, ultimately, upon its ability to achieve profitable operations.


(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE A) - The Company and Basis of Presentation:  (continued)

      The Company is currently seeking financing and is contemplating an initial public offering of its securities (see Note L). There is no assurance however, that such public offering will be consummated or that the Company's efforts will ultimately be successful.

      The financial information presented for the nine-month periods ended March 31, 1996 and March 31, 1997 is unaudited, but in the opinion of management contains all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such financial information. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.


(NOTE B) - Summary of Significant Accounting Policies:

      [1]  Basis of preparation and use of estimates:

           The accompanying consolidated financial statements include the accounts of Worldwide Wireless, Inc. and New England Wireless, Inc. in a manner similar to a pooling of interests (see Note A). Intercompany accounts and transactions between Worldwide, the parent and NEWI, its wholly owned subsidiary are eliminated in consolidation.

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      [2]  Property and equipment:

           Property and equipment are carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets ranging from 5 - 7 years.

      [3]  Wireless channel rights:

           Wireless channel rights are carried at cost and amortized over their ten-year terms. Accumulated amortization at June 30, 1996 and March 31, 1997 is $30,121 and $41,173, respectively.


(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE B) - Summary of Significant Accounting Policies:  (continued)

      [4]  Net (loss) per share:

           Net (loss) per share has been computed based on the weighted average number of shares outstanding during each period presented. Pursuant to Securities and Exchange Commission rules, common shares issued and warrants granted by the Company at prices below the anticipated public offering price during the twelve months immediately preceding the filing date of the initial public offering have been included in the calculation of common shares as if they were outstanding for all periods presented (using the treasury stock method and the anticipated public offering price). In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" which will provide a simplified standard for calculating basic earnings per share ("EPS"). When adopted, EPS calculations for prior periods will be restated as provided in the pronouncement.

      [5]  Revenue recognition:

           Revenues from subscribers are recognized in the period that service is rendered. Installation fees are recognized as revenues upon subscriber hook-up to the extent of costs to obtain subscribers.

      [6]  Installation labor:

           The Company capitalizes subcontractor and direct employee labor costs incurred in connection with the installation of its television reception equipment on subscriber premises. Amortization of such costs is based on the subscriber turnover rate estimated to be three years.

      [7]  Credit and equipment concentration:

           The Company's customers are primarily located in the State of Vermont. Credit risk with respect to receivables is limited because of the number of customers comprising the Company's customer base. All of the Company's transmission equipment is located in the state of Vermont.


(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE B) - Summary of Significant Accounting Policies:  (continued)

      [8]  Impairment of long-lived assets:

           The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). During 1996, SFAS 121 established accounting standards for the impairment of long-lived assets, certain identifiable assets and goodwill related to those assets. There was no financial statement impact from the adoption of SFAS 121. The Company periodically reviews wireless channel rights and other long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. When such circumstances occur, the Company will evaluate the possible effects on the carrying amount of such assets.

      [9]  Fair values of financial instruments:

           The estimated fair value of financial instruments has been determined based on available market information and appropriate valuation methodologies. The carrying amounts of cash, trade receivable, prepaid expenses and other current assets, trade accounts payable, accrued expenses and advances from investors approximate fair value at June 30, 1996 and March 31, 1997 because of the short maturity of these financial instruments. The estimated carrying value of the mortgages payable for financial statement purposes at June 30, 1996 and March 31, 1997 approximate fair value because the interest rates on these instruments approximate the prevailing market rate at June 30, 1996 and March 31, 1997. The fair value estimates were based on information available to management as of June 30, 1996 and March 31, 1997.

     [10]  Recent Pronouncements:

          The Financial Accounting Standards Board has recently issued Statements of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure," No. 130, "Reporting Comprehensive Income," and No. 131, "Disclosures about Segments of an Enterprise and Related Information." The above pronouncements will not have a significant effect on the information presented in the consolidated financial statements.


(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE C) - Property and Equipment:

      Property and equipment consists of the following:

                                            June 30,      March 31,
                                              1996          1997
                                           ----------    ----------

      Transmission equipment. . . . . .    $1,186,120    $1,202,903
      Subscriber equipment. . . . . . .       719,695       626,455
      Office furniture and equipment. .       179,571       189,126
      Vehicles. . . . . . . . . . . . .        28,330        28,330
      Leasehold improvements. . . . . .        66,350        66,350
      Building and land . . . . . . . .       127,487       127,487
                                           ------------------------
                T o t a l . . . . . . .     2,307,553     2,240,651

      Accumulated depreciation. . . . .       637,896       906,455
                                           ------------------------
                B a l a n c e . . . . .    $1,669,657    $1,334,196
                                           ========================


(NOTE D) - Wireless Channel Rights:

      The Company acquired wireless channel rights through license holders and sub-lessors of certain licenses. The Company's wireless channel rights are principally located in the Vermont market.

      The lease and sub-lease agreements frequently require initial fees followed by certain monthly fees based on subscriber volume, subject to certain minimum fees. Most of the agreements do not require minimum fees until the channel starts operations. During the year ended December 31, 1994, the six-month period ended June 30, 1995, the year ended June 30, 1996 and the nine-month periods ended March 31, 1996 and March 31, 1997, the Company incurred approximately $14,000, $18,000, $36,000, $26,000 and $73,000 of lease fees, respectively. The Company is in arrears in paying the monthly fees to such license holders and sublessors. The lease and sublease agreements contain provisions for the termination of the agreements in the event of nonpayment.


(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE D) - Wireless Channel Rights:  (continued)

      The lease and sub-lease periods generally follow the periods corresponding to the actual Federal Communications Commission ("FCC") license dates with provisions for extensions upon license renewal from the FCC. The FCC licenses are typically granted for ten-year periods. The Company, as at June 30, 1996, is obligated to pay minimum fees to license holders or sub-lessors in future periods for channels which have begun operations as follows:


      Year Ending
        June 30,
      -----------

         1997 . . . . . . . . . . . . . .    $ 78,000
         1998 . . . . . . . . . . . . . .      84,000
         1999 . . . . . . . . . . . . . .      60,000
         2000 . . . . . . . . . . . . . .      60,000
         2001 . . . . . . . . . . . . . .      60,000
         Thereafter . . . . . . . . . . .     220,000
                                             --------
                   T o t a l. . . . . . .    $562,000
                                             ========


(NOTE E) - Commitments and Other Matters:

      [1]  Programming contracts:

           In connection with its distribution of television programming, the Company has fixed-term contracts with various program suppliers, such as ESPN, TMC and NESN. Contract terms range in length from one year to five years and expire at various dates through 1999. Most contracts are subject to automatic renewal upon expiration unless notice is given, by either party, of intent not to renew. These contracts require the Company to pay fees to programmers based on the number of subscribers or a minimum charge.


(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE E) - Commitments and Other Matters:  (continued)

      [2]  Mortgages payable:

           The Company has entered into a first and second mortgage for certain property at the base of a future transmitting site. The mortgages bear interest at 8.0% and 6.75%, respectively. Monthly principal and interest payments total approximately $620 for both mortgages, with the mortgages expiring in 2009 and 2023, respectively. Future payments on these mortgages as at June 30, 1996 are as follows:


      Year Ending
        June 30,
      -----------

         1997 . . . . . . . . . . . . . .    $ 2,000
         1998 . . . . . . . . . . . . . .      2,000
         1999 . . . . . . . . . . . . . .      3,000
         2000 . . . . . . . . . . . . . .      3,000
         2001 . . . . . . . . . . . . . .      3,000
         Thereafter . . . . . . . . . . .     61,000
                                             -------
                   T o t a l. . . . . . .    $74,000
                                             =======


(NOTE F) - Operating Leases:

      [1] The Company has entered into a noncancellable operating lease for office facilities at one of its tower sites. The lease agreement is adjusted annually for the percentage increase based on the Consumer Price Index - All Urban Consumers. The lease agreement contains renewal options for up to two additional five year periods on the existing terms and conditions. The future minimum lease obligations at June 30, 1996 are as follows:



      Year Ending
        June 30,
      -----------

         1997 . . . . . . . . . . . . . .    $ 23,000
         1998 . . . . . . . . . . . . . .      23,000
         1999 . . . . . . . . . . . . . .      23,000
         2000 . . . . . . . . . . . . . .      23,000
         2001 . . . . . . . . . . . . . .      23,000
         Thereafter . . . . . . . . . . .      13,000
                                             --------
                   T o t a l. . . . . . .    $128,000
                                             ========


(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE F) - Operating Leases:  (continued)

      [2] The Company has entered into two operating leases with the same party, for the right to lease space from where the Company broadcasts its signal. The leases are adjusted annually for the percentage increase based on the Consumer Price Index - All Urban Consumers.

           The lease terms range from 8 - 10 years and the Company has the option to renew the leases at the end of the initial terms. The future minimum lease obligations at June 30, 1996 are as follows:


      Year Ending
        June 30,
      -----------

         1997 . . . . . . . . . . . . . .    $ 58,000
         1998 . . . . . . . . . . . . . .      58,000
         1999 . . . . . . . . . . . . . .      58,000
         2000 . . . . . . . . . . . . . .      35,000
         2001 . . . . . . . . . . . . . .      35,000
         Thereafter . . . . . . . . . . .      26,000
                                             --------
                   T o t a l. . . . . . .    $270,000
                                             ========

           The Company is in arrears in making their monthly lease payments. The lease agreements contain provisions for the termination of the agreements in the event of nonpayment.

           The total rent expense incurred by the Company for operating leases for the year ended December 31, 1994, the six-month period ended
June 30, 1995, the year ended June 30, 1996, and the nine-month periods ended March 31, 1996 and March 31, 1997, was approximately $92,000, $58,000, $131,000, $99,000 and $91,000, respectively.


(NOTE G) - Related Party Transactions:

      Notes receivable includes a note for $15,000 where the Company loaned money to an entity, one of whose officers is also the president and stockholder of the Company. The note bears interest at 7.5% per annum and was repaid in October 1996.


(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE H) - Income Taxes:

      The Company accounts for income taxes under the provision of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the Company to recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

      From inception through the date of the merger, NEWI had elected to be treated as an S Corporation for federal and state income tax purposes, whereby, earnings and losses were included in the personal tax returns of the stockholders and are excluded from the net operating loss carryforward available for use by the Company to reduce future taxable income.

      At June 30, 1996, the Company has net operating loss carryforwards for income tax purposes aggregating approximately $1,484,000 which expire in the years 2010 through 2011. The use of these carryforwards may be limited on an annual basis pursuant to the Internal Revenue Code due to certain changes in ownership.

      The gross provision for income tax benefit and increase in valuation allowance thereon for the year ended June 30, 1996 and for the nine-month period ended March 31, 1997 were approximately $594,000 and $1,039,000, respectively.

      Temporary differences and carryforwards which give rise to the deferred tax asset at June 30, 1996 are as follows:


           Net operating losses. . . . . . . . . .  $594,000

           Less valuation allowance thereon. . . .   594,000
                                                    --------
                                                    $     -0-
                                                    ========


(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE I) - Stock Warrants:

      Outstanding stock warrants consist of the following at March 31, 1997:


                                   Number of    Exercise     Expiration
                                    Shares       Price          Date
                                   ---------    --------    -------------

Warrants issued with debt (i)       15,000      See note    See note
Warrants issued with debt (ii)      25,000        3.00      See note
Warrants issued with debt (iii)     82,500        3.00      August 1998
Warrants issued with debt (iv)      15,000        3.00      December 1998
Warrants issued with debt (v)        7,500        3.00      January 1999

--------------------

<Fi>   Contingent warrants issued with convertible promissory notes aggregating $150,000 in August 1995. The notes matured in June 1996 and remain unpaid. For notes that are converted to common stock, the warrants are exercisable at $3.50 and expire three years from the date of issuance. For notes that are not converted to common stock and an initial public offering is consummated, the warrants are exercisable at the initial public offering price and are exercisable for 3 years following the offering. In the event the convertible promissory notes are not converted and no public offering is consummated, no warrants will be issued. These contingent warrants were valued at approximately $18,000 and accounted for as debt discount and fully amortized over the term of the notes.

<Fii>  Warrants issued with a promissory note of $100,000, exercisable during a 3 year period following an initial public offering. The note matured in October 1996 and remains unpaid. The warrants were valued at approximately $32,000 and accounted for as debt discount and amortized over the term of the note.

<Fiii> Warrants issued with promissory notes aggregating $330,000 in August
       1996. The notes matured in March 1997 and remain unpaid. The warrants were valued at approximately $68,000 and accounted for as debt discount and amortized over the term of the notes.

<Fiv>  Warrants issued with a promissory note of $60,000 in December 1996.
       The note matured in March 1997 and remains unpaid. The warrants were valued at approximately $12,000 and accounted for as debt discount and amortized over the term of the note.

<Fv>   Warrants issued with a promissory note of $30,000 in January 1997.
       The note matured in July 1997 and remains unpaid. The warrants were valued at approximately $6,000 and accounted for as debt discount and are being amortized over the terms of the note.

(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE J) - Notes Payable:

      Notes payable are summarized as follows:

                                                      June 30,     March 31,
                                                        1996          1997
                                                     ----------    ----------

      Notes payable to stockholder, interest
       at 7.5%, unsecured . . . . . . . . . . . .    $1,391,365    $1,611,065
      Notes payable to stockholders, interest
       at 8.5% to 10%, unsecured. . . . . . . . .                     280,000
      Notes payable to third parties, interest
       at 7.5% to 10%, unsecured (i). . . . . . .       274,500       439,500
      Convertible promissory notes, interest
       at 7.5% to 8%, unsecured (ii). . . . . . .       262,500       175,000
                                                     ------------------------
                                                       1,928,365    2,505,565

      Less: unamortized debt discount . . . . . .       (15,780)       (3,046)
                                                     ------------------------

            Net notes payable . . . . . . . . . .    $1,912,585    $2,502,519
                                                     ========================


      Except for one note of $30,000 which matured in July 1997, the notes matured on various dates through March 1, 1997 and are payable on demand. The Company lacks the resources to repay those notes which are due and payable on demand.

(i) Certain notes payable aggregating $124,500 and $149,500 at June 30, 1996 and March 31, 1997, respectively, are subject to an increased interest rate of 12%.

(ii) Reflects conversion of $87,500 of notes into 25,000 shares in October 1996 and January 1997.

      Interest payable to stockholders of approximately $191,000 and $305,000 at June 30, 1996 and March 31, 1997, respectively, is included in accrued expenses. Interest of $30,000 was paid to the chairman and principal stockholder in June 1997.


(NOTE K) - Litigation:

      The Company's President instituted a lawsuit against an ex-employee claiming defamation by the ex-employee. In October 1996, the ex-employee filed a counterclaim against the Company and its President alleging wrongful termination, misconduct by the President and violations of SEC Regulations. The Company believes that the ex-employee's counterclaims are without merit. However, the Company is not able to quantify the likelihood that it will prevail, nor the likely magnitude of a damage award in the event it should not prevail.


(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE K) - Litigation:  (continued)

      In addition, two persons have claimed that the Company is obliged to issue up to 60,000 shares of its common stock to them in consideration for past services. The Company intends to contest the claims if asserted in formal legal proceedings, however, there is no assurance that it will prevail.

      The Company is subject to two other lawsuits and claims. Management believes that it has meritorious defenses to the above claims and is vigorously contesting them. The proceedings are at an early stage and the Company is not able to quantify the likelihood that it will prevail, nor the likely magnitude of a damage award in the event it should not prevail.


(NOTE L) - Subsequent Events:

      [1] In August 1997, the Company entered into an agreement with InterDigital Communications Corporation ("InterDigital") whereby, InterDigital will use the Company's service territory and facilities for testing certain of its proprietary technologies. In conjunction with the agreement, the Company is obligated to purchase certain equipment as specified in the agreement.

           In connection therewith, InterDigital made a bridge loan of $250,000 at an interest rate of prime (as declared by Citibank) plus 1% and is due the earlier of December 31, 1997 or the completion of the proposed public offering. In connection with the loan, the Company issued warrants for the purchase of 62,000 shares of common stock during either (i) the period commencing on the 14th month and ending on the 36th month following the completion of the contemplated offering at 50% of the offering price or
(ii) January 1, 1998 through January 1, 2002 in the event the offering has not been declared effective by the Securities and Exchange Commission by December 31, 1997, the warrant exercise price will be set by the Board of Directors. The warrants have been valued at approximately $67,000 and will be accounted for as debt discount and will be amortized over the life of the loan. The effective interest rate on the note is 56%.


(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE L) - Subsequent Events:  (continued)

      [2]  Notes payable:

           Subsequent to March 31, 1997, the Company issued two promissory notes aggregating to $65,000. The notes bear interest at 7.5% and are due on various dates through December 31, 1997. In connection with the notes, the Company issued warrants for the purchase of 16,250 shares during either
(i) the period commencing the 14th month and ending on the 36th month following the completion of the contemplated offering or (ii) January 1, 1998 through January 1, 2001, at exercise prices specified in the agreement. The warrants have been valued at approximately $17,000 and will be accounted for as debt discount and will be amortized over the life of the notes.

      [3] In January 1997, the Company settled a claim of wrongful termination instituted by a former employee. The settlement terms included 36,050 shares transferred from two stockholders, including one who is an officer of the Company and an agreement to use the plaintiff's corporation for nonexclusive marketing for two years. The shares transferred on settlement, have been valued at approximately $108,000 and have been included in selling general and administrative expenses in the nine month period ended March 31, 1997.

      [4] The Company is currently negotiating with an underwriter with respect to a proposed public offering of the Company's securities. There is no assurance that such offering will be consummated. In connection with the offering, the Company anticipates incurring substantial expenses which, if the offering is not consummated, will be charged to expense.

           The Company expects to offer 1,250,000 units between $6.00 and $7.00 per unit. Each unit consists of one share of common stock and one redeemable warrant. Each warrant will entitle the holder to purchase one share of common stock at an exercise price of 120% of the offering price.

      [5] In May 1997, two promissory notes aggregating $210,000 were converted to 70,000 shares of common stock.

      [6] In August 1997, the Company made an offer to all existing holders of its promissory notes to exchange the notes for common stock at $3.00 per share.

           The Company has also agreed to issue warrants to purchase 12,909 shares of common stock to those NEWI note holders who exchanged their debt for the Company's common stock pursuant to the merger with NEWI. Such warrants have been valued at approximately $47,000.


(continued)

                   WORLDWIDE WIRELESS, INC. AND SUBSIDIARY

                        NOTES TO FINANCIAL STATEMENTS
                    (Unaudited with respect to data as of
             March 31, 1997 and for the nine-month periods ended
                     March 31, 1996 and March 31, 1997)


(NOTE L) - Subsequent Events:  (continued)

      [7] In August 1997, the Company agreed to issue an option to purchase 402,766 shares of common stock to the Company's Chairman. The option is exercisable during the period commencing on the 14th month and ending on the 36th month following completion of the contemplated public offering at an exercise price of $3.00 per share. The option has been valued by the Company at approximately $1,468,000.

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----

PROSPECTUS SUMMARY

THE COMPANY

THE OFFERING

SUMMARY FINANCIAL INFORMATION
  Statement of Operations Data

RISK FACTORS
  Limited Revenues; Accumulated Deficit
  Defaults Under Agreements
  Unpaid Indebtedness
  Competition
  Risks Associated with IDC
  Need for Additional Financing For Growth
  Inception of Telephone Operations
  Lack of Prior Experience of the Underwriter
  Impediments to Proposed Expansion
  Termination or Expiration of Channel Leases
  Dependence on Key Individuals
  Limited Number of Experienced Management; Board Composition
  Additional Management
  Conflicts of Interest
  Physical Limitations of Wireless Cable Transmission
  Government Regulation
  Dependence on Programming Agreements
  Unproved Basis for Company Plans
  Voting Power of Present Management
  Dividends Unlikely
  Risk of Future Sales of Common Stock
  No Prior Market
  Dilution
  Volatility of Stock
  Risk of Authorization of Preferred Stock
  Risk of Non-Registration of Securities in Certain Jurisdictions

DILUTION

USE OF PROCEEDS

DIVIDEND POLICY

CAPITALIZATION

SELECTED FINANCIAL DATA
  Statement of Operations Data
  Balance Sheet Data

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  General
  Results of Operations
  Liquidity and Capital Resources

BUSINESS
  Background
  Business Strategy - Wireless Cable Television
  The Cable Television Industry in General
  Wireless Cable Television Systems in General
  Digital Video Services
  Other Technologies - InterDigital Communications Corporation
  Other Technologies - Local Wireless Loop Telephone Service
  Other Activities - Social Responsibility
  Government Regulation
  The Mount Mansfield System
  Legal Proceedings
  Employees
  Properties

MANAGEMENT
  Directors and Executive Officers
  Advisory Board
  Executive Compensation

CERTAIN TRANSACTIONS

PRINCIPAL STOCKHOLDERS

UNDERWRITING

DESCRIPTION OF SECURITIES
  Common Stock
  Common Stock Purchase Warrants
  Transfer Agent or Registrar
  Shares Eligible for Future Sale

LEGAL MATTERS

EXPERTS

ADDITIONAL INFORMATION

FINANCIAL STATEMENTS

                                    PART II
                    INFORMATION NOT REQUIRED IN Prospectus
             Item 25. Other Expenses of Issuance and Distribution.

         Registration Fee                           $  5,871
         NASD Filing Fee                               2,000
         NASDAQ SmallCap(TM)Market Fee                10,000
         Boston Stock Exchange                        20,000
         Printing and Engraving
         Legal Fees and Expenses
         Accounting Fees and Expenses
         Transfer Agent and Warrant Agent Fees
         State Filing Fees and Blue
           Sky Expenses
         Underwriter's non-accountable
           expense allowance                         243,750
         Miscellaneous

         Total                                      $_______(1)

--------------------
<F1>  All Figures Estimated

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      As permitted under the Delaware General Business Law, the Company's Certificate of Incorporation and By-Laws provide for indemnification of a Director or Officer under certain circumstances against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a Director or Officer. In addition, the Company's charter documents provide for the elimination of Directors' liability to the Company or its stockholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law, or illegal personal gain.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to Directors, Officers, and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, Officer, or controlling person of the Company in the successful defense of any such action, suit, or proceeding) is asserted by such Director, Officer, or controlling person of the Company in connection with the Securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication by such court of such issue.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

      The sales of securities of the Company described below were exempt from registration under the Act, in reliance upon the exemptions afforded by Section 4(2) of the Act and Regulation D promulgated thereunder for transactions not involving a public offering. All certificates evidencing such sales bear an appropriate restrictive legend, and to the best knowledge of the Company, all purchasers of the Company's securities, other than certain persons who acquired such shares in exchange for shares of New England Wireless, Inc., were accredited investors at the times of such purchases.

      On March 11, 1995, the Company issued 801,156 shares of its common stock for the common stock of 31 former shareholders of NEW in connection with the merger of NEW into its wholly owed subsidiary. In addition, the Company issued 388,007 shares of its stock in cancellation of $1,164,021 of indebtedness of NEW owed to its note holders, including Alan R. Ackerman.

      During 1995, the Company issued 40,000 shares of its stock to 3 individuals at a price of $3.00 per share.

      On August 21, 1995, the Company issued $150,000 of convertible promissory notes to 5 accredited investors with annual interest rates of 8%. The notes were due and payable on June 30, 1996. The notes afford the holders thereof the right to convert into shares of the Company's common stock at $3.50, and also afford the holders of the notes "piggy-back" registration rights with respect to such shares as to any registration statements filed by the Company after completion of its initial public offering.

      On April 14, 1995 and August 22, 1995, the Company issued two promissory notes to accredited investors in the aggregate amount of $175,000 due on demand after 180 days. The notes carried an interest rate of 7.5%.

      During December 21, 1995 through January 4, 1996, the Company issued three convertible promissory notes in an aggregate principal amount of $112,500 and at an annual interest rate of 7.5% (increasing to 12% if not timely paid) to 3 investors. Two notes aggregating $87,500 were converted into 25,000 shares of the Company's Common Stock at a price of $3.50 per share.

      On April 4, 1996, the Company issued a promissory note to a single investor in the original principal amount of $100,000 with an annual interest rate of 8.5%(increasing to 12% if not timely paid) due 180 days after issuance. The note provided for the issuance of 25,000 Warrants (issued during April, 1997) to purchase the Company's common stock exercisable at $3.00 per share or at a price to be determined in the absence of a public offering for a period from the 13th month until the 36th month after completion of a public offering of the Company's stock.

      On August 29, 1996, the Company completed a private placement of $330,000 of convertible promissory notes with attached Warrants to 5 investors. The notes provided an annual interest rate of 10%, and for conversion into the Company's common stock at $3.00 per share. The notes were due on March 1, 1997. The Warrants entitle the holders thereof to purchase an aggregate of 82,500 shares of the Company's common stock at $3.00 per share.

      On October 24, 1996, and January 2, 1997, the Company issued 25,603 shares of its common stock to 2 investors in conversion of its outstanding indebtedness to them at a conversion rate of $3.00 per share.

      On December 19, 1996 and January 7, 1997, the Company issued a 2 promissory notes to 2 persons in the aggregate principal amount of $90,000 with an interest rate of 10%. The notes were due on March 1, 1997.

      From March 31, 1997 until April 23, 1997, the Company issued an aggregate of $339,000 in promissory notes to 4 investors, including InterDigital Communications Corporation ("IDC"). The notes carry annual interest rates of 7.5% or, in the case of the IDC note, prime plus 1%, and are due either 180 days from issuance or, in the case of the note to IDC, on December 31, 1997. One note, in the original principal amount of $5,000, is convertible at $3.00 per share of Common Stock. The Company also issued Warrants to purchase 78,250 shares of its common stock exercisable at a price of 50% of the price per share at which such stock is sold in a public offering of the Company's securities during the period from the 13th month until the 36th month after completion of the offering to the purchasers of the notes.

      In May 1997, an investor converted $210,000 of indebtedness of the Company in return for 70,000 shares of the Company's common stock.

      In August 1997, the Company made an offer to all existing note holders to issue shares of its common stock in exchange for outstanding indebtedness at a price of $3.00 per share. To date, noteholders have elected to convert $304,500 in principal and $34,759.76 in interest into 84,064 shares of its common stock.

      In August 1997, in consideration of delays which it has experienced in securing financing necessary to pursue its operations, the Company has agreed to issue Warrants to purchase 12,909 shares of its common stock to persons who previously elected to exchange their indebtedness of NEW for shares of the Company's common stock in connection with the Company's acquisition of NEW through a merger with its subsidiary in March 1995. The Warrants were issued on the basis of 1 Warrant for every $4 of interest due but not paid in connection with such exchange. In August 1994, the Company also declared a bonus to Alan
R. Ackerman, its founder and principal shareholder, in consideration of the services Mr. Ackerman has performed for the Company since its inception and awarded Mr. Ackerman Warrants to purchase 402,766 shares of the Company's common stock. The Warrants are to be exercisable during either (i) the period commencing on the 13th month and ending on the 36th month following the contemplated offering; or (ii) January 1, 1998 through January 1, 2002 in the event the offering has not been declared effective by the Commission by December 31, 1997. The Warrants are exercisable at $3.00 per share.

ITEM 27. EXHIBITS.

Exhibit #      Description
--------------------------

1.1            Underwriting Agreement*

3.1            Certificate of Incorporation

3.2            By-Laws

4.1            Form of Stock Certificate

4.2 Selected pages of Certificate of Incorporation defining number of shares of common stock

4.3            Form of Warrant Agreement and Warrant Certificate

4.4            Form of Underwriter's Unit Purchase Warrant*

5.1            Form of Opinion re:  legality of securities

10.1           MMDS Channel Lease Agreement

10.2           Lease Agreement between Glenn Martin and Elouise Martin

10.3           OFS Channel Lease Agreement with Ivan Nachman

10.4           OFS Channel Lease Agreement with Blake Twedt

10.5           OFS Channel Lease Agreement with John Dudeck

10.6           MMDS Channel Lease Agreement with New England Wireless

10.7           Agreement between Vermont ETV and New England Wireless

10.8           Agreement between Vermont ETV and New England Wireless

10.9           Commercial Lease between Kevin McGovern and New England Wireless

10.10          Ascutney Associates, Inc. Lease Agreement

10.11          Beta-Site Agreement with Interdigital Communications Corporation

10.12          Note and Mortgage and Assumption Agreement

10.13          Promissory Note to Alan Ackerman*

10.14 et seq.  Promissory Notes Outstanding*

11.1           Statement of Earnings per share

15.1           Letter acknowledging use of interim unaudited financial statements*

21.1           Statement of Subsidiaries

23.1           Consent of Counsel

23.2           Consent of Independent Auditors

24.1           Power of Attorney

27.1           Financial Data Schedule

      All exhibits designated with an asterisk (*) will be filed by amendment.

ITEM 28.  UNDERTAKINGS.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      1. The undersigned Registrant hereby undertakes:

      (a) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement;

      (b) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

      (c) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      2. To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      3. That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering such securities at that time shall be deemed to be the initial bona fide offering thereof.

      4. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned.

                                       WORLDWIDE WIRELESS, INC.


                                       By: /S/ Scott A. Wendel
                                          Scott A. Wendel
                                          President and Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

         Signature                 Title                    Date
         -------------------------------------------------------

/s/  Scott A. Wendel           President and Chief          August 13, 1997
                               Executive Officer


/s/  Alan R. Ackerman          Chairman of the Board        August 13, 1997
                               Directors


/s/  Harold Doran              Chief Financial Officer      August 13, 1997
                               Secretary - Treasurer
                               Director


/s/ Jack Polak                 Director                     August 13, 1997


                               INDEX TO EXHIBITS

Exhibit #                  Description
--------------------------------------

1.1              Underwriting Agreement*

3.1              Certificate of Incorporation

3.2              By-Laws

4.1              Form of Stock Certificate

4.2 Selected pages of Certificate of Incorporation defining number of shares of common stock

4.3              Form of Warrant Agreement and Warrant Certificate

4.4              Form of Underwriter's Unit Purchase Warrant*

5.1              Form of Opinion re:  legality of securities

10.1             MMDS Channel Lease Agreement

10.2             Lease Agreement between Glenn Martin and Elouise Martin

10.3             OFS Channel Lease Agreement with Ivan Nachman

10.4             OFS Channel Lease Agreement with Blake Twedt

10.5             OFS Channel Lease Agreement with John Dudeck

10.6             MMDS Channel Lease Agreement with New England Wireless

10.7             Agreement between Vermont ETV and New England Wireless

10.8             Agreement between Vermont ETV and New England Wireless

10.9             Commercial Lease between Kevin McGovern and New England Wireless

10.10            Ascutney Associates, Inc. Lease Agreement

10.11            Beta-Site Agreement with Interdigital Communications Corporation

10.12            Note and Mortgage and Assumption Agreement

10.13            Promissory Note to Alan Ackerman*

10.14 et seq.    Promissory Notes Outstanding*

11.1             Statement of Earnings per share

15.1             Letter acknowledging use of interim unaudited financial statements*

21.1             Statement of Subsidiaries

23.1             Consent of Counsel

23.2             Consent of Independent Auditors

24.1             Power of Attorney

27.1             Financial Data Schedule

         All exhibits designated with an asterisk (*) will be filed by amendment.